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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                     FORM 10
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                              --------------------

                          RIDGEWOOD ENERGY Q FUND, LLC
             (Exact Name of Registrant as Specified in its Charter)



                Delaware                                84-1689138
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    (State of other Jurisdiction of         (I.R.S. Employer Identification No.)
     Incorporation or Organization)



 1314 King Street, Wilmington, Delaware                  19801
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(Address of Principal Executive Offices)              (Zip Code)


        Registrant's telephone number, including area code (201) 447-9000

                              --------------------

     Securities to be registered pursuant to Section 12(b) of the Act: None


        Securities to be registered pursuant to Section 12(g) of the Act:

                              Title of each class:
                              --------------------

                          Shares of Membership Interest




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                                TABLE OF CONTENTS
                                                                        PAGE
                                                                        ----
Item 1.   Business....................................................    1
Item 1A.  Risk Factors................................................   14
Item 2.   Financial Information.......................................   21
Item 3.   Properties..................................................   26
Item 4.   Security Ownership of Certain Beneficial Owners and
            Management................................................   27
Item 5.   Directors and Executive Officers............................   27
Item 6.   Executive Compensation......................................   29
Item 7.   Certain Relationships and Related Transactions..............   29
Item 8.   Legal Proceedings...........................................   29
Item 9.   Market Price of and Dividends on the Registrant's Common
            Equity and Related Stockholder Matters....................   29
Item 10.  Recent Sales of Unregistered Securities.....................   30
Item 11.  Description of Registrant's Securities to be Registered.....   30
Item 12.  Indemnification of Directors and Officers...................   34
Item 13.  Financial Statements and Supplementary Data.................   35
Item 14.  Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure..................................   35
Item 15.  Financial Statements and Exhibits...........................   35

ITEM 1. BUSINESS

GENERAL

         Ridgewood Energy Q Fund, LLC (the "Fund") is a Delaware limited liability company and was formed on August 16, 2005 to acquire interests primarily in natural gas and oil projects located in the U.S. waters of the Gulf of Mexico. Ridgewood Energy Corporation ("Ridgewood Energy"), a Delaware corporation, is the Manager. As the Manager, Ridgewood Energy has direct and exclusive control over the management and control of Fund operations. The Fund is engaged in the acquisition, development and production of oil and natural gas properties in the Gulf of Mexico. To date, the Fund has focused primarily on acquiring natural gas and oil projects in the shallow waters of the Gulf of Mexico in locations with access to existing gathering and processing infrastructure or where such infrastructure can be constructed economically and efficiently.

         The Fund initiated its private placement offering on September 6, 2005, selling whole and fractional shares of membership interests at $150,000 per share. There is no public market for these shares and one is not likely to develop. In addition, the shares are subject to severe restrictions on transfer and resale and cannot be transferred or resold except in accordance with the Fund's LLC operating agreement and applicable federal and state securities laws. The offering was terminated on December 30, 2005. The Fund raised approximately $123.1 million. After payment of $19.6 million in offering fees, commissions and investment fees, the Fund had approximately $103.5 million for investments and operating expenses. As of April 21, 2006, the Fund had approximately 831.0577 shares outstanding and 1,308 shareholders.

THE MANAGER

         Ridgewood Energy is the Manager of the Fund. Ridgewood Energy was founded in 1982 by Robert E. Swanson. As the Manager, Ridgewood Energy has direct and exclusive control over the management of the Fund's operations. With


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respect to project investment, Ridgewood Energy locates potential projects, conducts appropriate due diligence and negotiates and completes the transactions in which the investments are made. This includes not only review of existing title documents, reserve information, and other technical specifications regarding a project, but also the review and preparation of participation agreements and other agreements relating to an investment.

         In addition, Ridgewood Energy performs (or arranges for the performance of) the management and administrative services required for Fund operations. Among other services, it administers the accounts and handles relations with the shareholders, including tax and other financial information. In addition, Ridgewood Energy provides the Fund with office space, equipment and facilities and other services necessary for its operation. Finally, Ridgewood Energy manages and conducts the Fund's relations with custodians, depositories, accountants, attorneys, brokers/dealers, corporate fiduciaries, insurers, banks and others, as required.

         The Fund is required to pay all other expenses it incurs, including expenses of preparing and printing periodic reports for shareholders and the Securities and Exchange Commission, postage for mailings, Commission fees, interest, taxes, outside legal, accounting and consulting fees, litigation expenses and other expenses, if any, properly payable by us. The Fund is required to reimburse Ridgewood Energy for all such Fund expenses paid by it.

         As compensation for its management services, the Manager is entitled to
(i) an annual "Management Fee" equal to 2.5% of the total Capital Contributions made by our shareholders and (ii) a 15% interest in the cash distributions made to our shareholders. The Manager received from the Fund for the year 2005 a total of $602,913 for its management services. There were no distributions.

PROJECTS

         The Fund's primary investment objective is to generate cash flow for distribution to shareholders from the exploration and possible development of oil and gas prospects in the offshore waters of Texas, Louisiana and Alabama in the Gulf of Mexico on the outer continental shelf. All of the Fund's projects are located in these offshore waters and the Manager anticipates future projects, if any, will likewise be located in the same waters of the Gulf of Mexico.

         As of December 31, 2005, the Fund owned working interests in two offshore blocks as noted below. During April 2006, we received notification from Chevron that the Main Pass 221 project would not be commercially productive and the dry-hole costs associated with this project are included in the accompanying statement of operations for the period ended December 31, 2005. We are still awaiting the results of the Main Pass 30 project.

         These projects are described more fully below and in the table in Item
3. Properties.

         Main Pass 221
         -------------

         In 2005, we agreed to participate in the Chevron operated Main Pass 221 which was to consist of three large potential gas reservoirs stacked one on top of another between 19,700 feet and 22,000 feet. In consideration for our 35% working interest the Fund paid a promote of $2.8 million. The well began drilling on November 3, 2005 and reached its total depth on January 24, 2006, 91 days after arriving on location. The original estimated drilling time was 71 days. The well tried to flow at this depth, which precluded an evaluation with


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electric line logs. The well was evaluated with logging while drilling (LWD)
tools, which indicated 232 feet of gas pay but with low porosity. Due to the extraordinary thickness of the zone and elevated bottom hole pressure, the decision to complete and test the well was made. Cumulative costs for the drilling portion of the well were $10,470,000 to the Fund. The well was perforated on April 9, 2006 and flowed at non-commercial rates. As a result, the well was acidized but did not increase the flow rate. The decision was made to plug the well. Leasehold acquisition and drilling costs incurred through December 31, 2005 of $8.8 million was reflected as dry-hole costs on the accompanying statement of operations. The total estimated costs for the completion, testing and plugging of this well will approximate $16.2 million. The remaining dry-hole costs will be incurred and expensed in 2006.

         Main Pass 30
         ------------

         In 2005, we agreed to participate in the Chevron operated Main Pass 30 which has a five well potential between 12,000 and 12,500 feet. The well is currently drilled about half-way to its first target. The Fund will have no capital cost for the use of the existing Chevron production platform and pipeline in the center of the field which lowers the project cost considerably. In return for the use of this infrastructure, we plan to pay 15 cents per MCF for the processing of our production. In consideration for our 45% working interest we have agreed to pay 90% of the drilling costs on the first well and 75% of the drilling costs for the additional development wells. All other costs are "heads up" at our 45% working interest. Through December 31, 2005, the Fund has paid $10.8 million toward a total budget of $47.0 million.

Business Strategy

         The Fund's primary investment objective is to generate cash flow from the acquisition, exploration, production and sale of crude oil and natural gas from oil and gas properties. The Fund has invested and participates in exploration and production projects located in the waters of the Gulf of Mexico offshore Louisiana and Texas on the Outer Continental Shelf ("OCS"). These activities are governed by the Outer Continental Shelf Lands Act ("OCSLA") enacted in 1953 and administered by the MMS. We generally look to invest in projects that have been proposed by larger independent oil and gas companies seeking to minimize their risks by selling a portion of their interest in a project. These investments may require the Fund to pay a larger portion of the costs than its ownership interest would otherwise require. This is called a "promote" and is relatively typical in the oil and natural gas exploration industry. In addition, notwithstanding the sale of an interest to the Fund, the seller may retain a right for some period of time to payments from the sale of the production from a well or project. This is called an "overriding interest" which is also relatively common in this industry. Notwithstanding any such promote or overriding interest, the Fund has tried to invest in projects that it believes contain sufficient commercial quantities of natural gas or oil and which are near (i) existing natural gas or oil gathering and processing infrastructure and (ii) developed markets where we can sell our natural gas or oil.

         The Fund tries to focus on projects that have significant reserve potential and which are projected to have the shortest time period from our investment to first production. However, the Fund does not operate these


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projects, and the manner in which and schedule pursuant to which its projects are developed and completed is determined exclusively by the operator and is beyond the Fund's ability to significantly influence. Moreover, when performing due diligence with respect to a project, the Fund must rely on the independent reservoir engineers who are hired and paid, in most cases, by the operator. However, the Manager has experience geologists and other employed who review this information and the Fund does occasionally engage certain consultants to examine and review such reserve estimates and seismic information.

Plan of Operation for Remainder of Fiscal Year 2006
---------------------------------------------------

         The Fund does not act as an operator of any project or lease block in which it has invested. During the remainder of 2006, the Fund intends to monitor the drilling and, if applicable, the completion activities of the operators including, without limitation, review of expenditures and proposed budgets, participation in progress meetings, and general oversight of activities at the project.

Acquisition Criteria
--------------------

         The Manager has control over the selection of projects, the percentage investment and ownership interest acquired. In evaluating various potential investments, the Manager conducts due diligence of each such project against a list of factors that it believes will result in the selection of those projects that have the highest probability of success. These factors, in no particular order, include, but are not limited to, the following:

     o targeting projects that have or are expected to have operators with significant resources and experience in oil and gas exploration;

     o targeting projects that have or are expected to have partners that also have significant resources and experience in oil and gas exploration;

     o technical quality of the project including its geology, seismic profile, locational trends, and whether the project has potential for multiple prospects.

     o    oil or gas reserve potential;

     o whether and the extent to which the operator participates as a working interest owner in the project;

     o economic factors, such as potential revenues from the project, the rate of return, and estimated time to first production;

     o    risk factors;

     o existence of drilling rigs, platforms and other infrastructure, at or nearby the project;

     o    proposed drilling schedule;

     o terms of the proposed transaction, including contractual restrictions and obligations and lease term; and

     o    overall cost of the project.

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WORKING INTEREST IN OIL AND GAS LEASES

         Existing projects are, and future projects, if any, are expected to be, located in the waters of the Gulf of Mexico offshore from Louisiana and Texas on the OCS. The Outer Continental Shelf Lands Act, or the OCSLA, which was enacted in 1953, governs certain activities with respect to working interests and the exploration of oil and natural gas in the OCS.

         Under OCSLA, as amended, the United States federal government has jurisdiction over oil and gas exploration and development on the OCS. As a result, the United States Secretary of the Interior is empowered to sell exploration, development and production leases of a defined submerged area of the OCS, or a block, through a competitive bidding process. Such activity is conducted by the MMS, an agency of the United States Department of Interior. As part of the leasing activity and as required by the OCSLA, the leases auctioned include specified lease terms such as the length of the lease, the amount of royalty to be paid, lease cancellation and suspension, and, to a degree, the "planned activities" of exploration and production to be conducted by the lessee. In addition, the OCSLA grants the Secretary of the Interior continuing oversight and approval authority over exploration plans throughout the term of the lease.

         The winning bidder(s) at the lease sale, or the lessee(s), are given a lease by the MMS that grants such lessee the exclusive right to conduct oil and gas exploration and production activities within a specific lease block, or working interest. Leases in the OCS are generally issued for a primary lease term of 5, 8 or 10 years depending on the water depth of the lease block. The 5-year lease term is for blocks in water depths generally less than 400 meters, 8 years for depths between 400 meters to 800 meters and 10 years for depths in excess of 800 meters. During this "primary lease term," except in limited circumstances, lessees are not subject to any particular requirements to conduct exploratory or development activities. However, once a lessee drills a well and begins production, the lease term is extended for so long as the well continues in commercial production.

         The lessee of a particular block, for the term of the lease, has the right to drill and develop exploratory wells and conduct other activities throughout the block. If the initial well on the block is successful, a lessee (or third-party operator for a project) may conduct additional geological studies and may determine to drill additional development wells. If a development well is to be drilled in the block, each lessee owning working interests in the block must be offered the opportunity to participate in, and cover the costs of, the development well up to that particular lessee's working interest ownership percentage.

         Generally, working interests in an offshore gas lease under the OCSLA pay a 16.67% royalty to the MMS. Therefore, the net revenue interest of the holders of 100% of the working interest in the projects in which the Fund will invest is approximately 83.33% of the total revenue of the project, and, further reduced by any other royalty burdens that apply to a lease block. However, as described below, the MMS has adopted royalty relief for existing OCS leases for those who drill deep gas wells.

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MMS DEEP GAS ROYALTY INCENTIVE

         On January 26, 2004, the MMS promulgated a rule providing incentives for companies to increase deep gas production in the Gulf of Mexico (the "Royalty Relief Rule"). Under the Royalty Relief Rule, lessees will be eligible for royalty relief on their existing leases if they drill and perforate wells for new and deeper reserves at depths greater than 15,000 feet subsea. In addition, an even larger royalty relief would be available for wells drilled and perforated deeper than 18,000 feet subsea. It should be noted that the Royalty Relief Rule does not extend to deep waters of the Gulf of Mexico off the continental shelf nor does it apply if the price of natural gas exceeds $9.60/mmbtu. The Royalty Relief Rule is limited to leases in a water depth less than 656 feet, or 200 meters. With respect to the Fund's projects that are currently drilling, the Fund will determine once completed if the project will be able to claim relief under the Royalty Relief Rule.

OIL AND GAS AGREEMENTS

         As of the date of this filing, none of the Fund's projects are producing and therefore no definitive arrangements have been made for the sale or transportation of oil and gas that may be produced from the projects. The Manager believes, however, that it is likely that gas from Fund projects will have access to pipeline transportation and can be marketed.

OPERATOR

         The projects in which the Fund has invested are operated and controlled by unaffiliated third-party entities acting as operators. The operator is responsible for drilling, administration and production activities for leases jointly owned by working interest owners and acts for the account of all working interest owners under the terms of the applicable offshore operating agreements. In certain circumstances, operators will enter into agreements with independent third-party subcontractors and suppliers to provide the various services required for operating leases. The Fund's current operators are British Petroleum and Devon.

         Because the Fund does not operate any of the projects in which it has acquired an interest, shareholders must not only bear the risk that the Manager will be able to select suitable projects, but also that, once acquired, such projects will be managed prudently, efficiently and fairly by the operators.

         Copies of the Fund's offshore operating agreements are attached hereto as exhibits.

INSURANCE

         The Manager has obtained hazard, property, general liability and other insurance in commercially reasonable amounts to cover the projects, as well as general liability and similar coverage for its business operations. However, there is no assurance that such insurance will be adequate to protect the Fund from material losses related to the projects. In addition, the Manager's practice is to obtain insurance as a package that is intended to cover most, if not all, of the funds and projects under its management. These projects are owned by affiliates of the Fund. While the Manager believes it has obtained adequate insurance in accordance with customary industry practices, the possibility exists, depending on the extent of the incident, insurance coverage may not be sufficient to cover all losses. In addition, depending on the extent, nature and payment of any claims to the Fund's affiliates, yearly insurance limits may be come exhausted and be insufficient to cover a claim made by the Fund in that year.

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SALVAGE FUND

         As to projects in which we own a working interest, we will deposit in a separate interest-bearing account, or a salvage fund, which is in the nature of a sinking fund, enough money to provide for our proportionate share of the anticipated gross cost net of anticipated salvage value of dismantling production platforms and facilities, plugging and abandoning the wells, and removing the platforms, facilities and wells in respect of each of such projects after their useful life, in accordance with applicable federal and state laws and regulations. There is no assurance that the salvage fund will have sufficient assets to meet these requirements and any unfunded expenses, and we may be liable for such expenses. In 2006 we deposited $1 million from capital contributions into a salvage fund which we estimate to be sufficient to meet our potential requirements. If management later determines the deposit and earned interest is not enough to cover our proportionate share of expense, we will deposit payments from operating income to make up any differences. Any portion of a salvage fund that remains after we pay our share of the actual salvage cost will be distributed to the shareholders. There are no legal restrictions on the withdrawal of the salvage fund.

SEASONALITY

         The Fund's business operations are not subject to seasonal fluctuations that would materially affect the amount of or manner in which our natural gas or oil is sold and marketed. Once a well is drilled and reserves of oil and gas are determined to exist, the operator of the well extracts such reserves throughout the year. Oil and gas, once extracted, can be sold at any time during the year.

         However, the Fund's business operations and sales are subject to seasonal "risks" that may affect, if anything, the price for such oil and gas or our ability to bring such gas or oil to the market. For example, during hurricane season, the number and intensity of and resulting damage from hurricanes in the Gulf of Mexico region could affect the gathering and processing infrastructure, drilling platforms or the availability or price of repair or replacement equipment. As a result, these factors may affect the supply and, consequently, the price of oil and gas resulting in an increase in price if supplies are reduced. However, even if commodity prices increase because of weather related shortages, the Fund may not be in a position to take immediate advantage of any such price increase if, as a result of such weather related incident, damage occurred to its projects, the gathering infrastructure or in the transportation network.

CUSTOMERS

         As of the date of this filing, the Fund's existing projects have not yet been developed to the point where reserves of oil and gas have been discovered or extracted. As a result, the Fund has not yet contracted with third parties to sell oil and gas and therefore has no customers or any one customer upon which it depends for more than ten (10%) percent of its revenues.

COMPETITION

     Strong competition exists in the acquisition of oil and gas leases and in all sectors of the oil and gas exploration and production industry. Although the Fund does not compete for the acquisition of working interests from the MMS, it does compete with other companies for the acquisition of percentage ownership interests in oil and gas working interests in the secondary market.

      In many instances, the Fund competes for projects with large independent oil and natural gas producers who generally have significantly greater access to capital resources, have larger staffs, and more experience in natural gas and oil exploration and production than the Fund. As a result, these larger companies are in a position that they could outbid the Fund for a project. However, because these companies are so large and have such significant resources, they tend to focus more on projects that are larger, have greater reserve potential, but cost significantly more to explore and develop. These larger projects increasingly tend to be projects in the deepwater areas of the Gulf of Mexico and the North Sea off the coast of Great Britain. However, the focus of these companies on larger projects does not necessarily mean that they will not investigate and/or acquire smaller projects in shallow waters for which we compete. Many of these larger companies have participated in the auctions for lease blocks directly from the U.S. Government. In such cases, these companies obtain from the U.S. Government 100% of the leasehold of a particular lease block in the Gulf of Mexico. In order to obtain even more resources to invest in other larger and more expensive projects, they diversify current holdings, including projects they own in the shallow waters of the Gulf of Mexico, by selling off percentage interests in these lease blocks. As a result, very good projects in the shallow waters of the Gulf of Mexico become available. The Fund, therefore, has opportunities to acquire interests in these smaller, yet economically attractive projects.

EMPLOYEES

         The Fund has no employees as the Manager operates and manages the Fund.

REGULATIONS

          Oil and gas exploration, development and production activities are subject to extensive federal and state laws and regulations. Regulations governing exploration and development activities require, among other things, our operators to obtain permits to drill wells and to meet bonding, insurance and environmental requirements in order to drill, own or operate wells. In addition, the location of wells, the method of drilling and casing wells, the restoration of properties upon which wells are drilled and the plugging and abandoning of wells are also subject to regulations.

         Outer Continental Shelf Lands Act

         Our projects are located in the offshore waters of the Gulf of Mexico on the OCS. Our operations and activities, therefore, are governed by, among other things, the Outer Continental Shelf Lands Act, or the OCSLA, which was enacted in 1953.

         Under OCSLA, as amended, the United States government has jurisdiction over oil and natural gas development on the OCS. As a result, the United States Secretary of the Interior is empowered to sell exploration, development and production leases of a defined submerged area of the OCS, or a block, through a

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competitive bidding process. Such activity is conducted by the MMS, an agency of the United States Department of Interior. The MMS administers federal offshore leases pursuant to regulations promulgated under the OCSLA. Lessees must obtain MMS approval for exploration, development and production plans prior to the commencement of offshore operations. In addition, approvals and permits are required from other agencies such as the U.S. Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency. Offshore operations are subject to numerous regulatory requirements, including stringent engineering and construction specifications related to offshore production facilities and pipelines and safety-related regulations concerning the design and operating procedures of these facilities and pipelines. MMS regulations also restrict the flaring or venting of production and proposed regulations would prohibit the flaring of liquid hydrocarbons and oil without prior authorization. The MMS has also imposed regulations governing the plugging and abandonment of wells located offshore and the installation and removal of all production facilities. Under certain circumstances, the MMS may require operations on federal leases to be suspended or terminated. Any such suspension or termination could adversely affect our operations and interests.

         The MMS conducts auctions for lease blocks of submerged areas offshore. As part of the leasing activity and as required by the OCSLA, the leases auctioned include specified lease terms such as the length of the lease, the amount of royalty to be paid, lease cancellation and suspension, and, to a degree, the "planned activities" of exploration and production to be conducted by the lessee. In addition, the OCSLA grants the Secretary of the Interior continuing oversight and approval authority over exploration plans throughout the term of the lease.

         Sales and transportation of Natural Gas/Oil

         The Fund expects to sell its natural gas and oil to the market and to receive market prices from such sales. These sales are not currently subject to regulation by any federal or state agency. However, in order for the Fund to make such sales it is dependent upon unaffiliated pipeline companies whose rates, terms and conditions of transport are subject to regulation by the Federal Energy Regulatory Commission ("FERC"). The rates, terms and conditions are regulated by FERC pursuant to a variety of statutes including the OSCLA, the Natural Gas Policy Act and the Energy Policy Act of 1992. Generally, depending on certain factors, pipelines can charge rates that are either market-based or cost-of-service. In some circumstances, rates can be agreed upon pursuant to settlement. Thus, the rates that pipelines charge will charge the Fund, although regulated, is beyond its control. Nevertheless, such rates would apply uniformly to all transporters on that pipeline and, as a result, the impact to the Fund of any changes in such rates, terms or conditions would not impact its operations differently in any material way than the impact upon other natural gas or oil producers and marketers.

Environmental Regulation

         The Fund's operations are subject to pervasive environmental laws and regulations governing the discharge of materials into the air and water and the protection of aquatic species and habitats. However, although it shares the liability along with its other working interest owners for any environmental damage, most of the activities to which these environmental laws and regulations apply are conducted by the operator on our behalf. Nevertheless, environmental laws and regulations to which its operations are subject may require us, or the operator, to acquire permits to commence drilling operations, restrict or prohibit the release of certain materials or substances into the environment, impose the installation of certain environmental control devices, require certain remedial measures to prevent pollution and other discharges such as the plugging of abandoned wells and, finally, impose in some instances severe penalties, fines and liabilities for the environmental damage that is caused by our operations.

         Some of the environmental laws that apply to natural gas and oil exploration and production are:

         The Oil Pollution Act. The Oil Pollution Act ("OPA") amends Section 311 of the Federal Water Pollution Act (the Clean Water Act) and was enacted in response to the numerous tanker spills, including the Exxon Valdez that occurred in the 1980s. Among other things, the OPA clarifies the federal response authority to and increases penalties for spills. The OPA establishes a new liability regime for oil pollution incidents in the aquatic environment. Essentially, the OPA provides that a "responsible party" for a vessel or facility from which oil is discharged or which poses a substantial threat of a discharge could be liable for certain specified damages resulting from a discharge of oil, including clean-up and remediation, loss of subsistence use of natural resources, real or personal property damages, as well as certain public and private damages. A "responsible party" includes a lessee of an offshore facility.

         The OPA also requires a responsible party to submit proof of its financial responsibility to cover environmental cleanup and restoration costs that could be incurred in connection with the oil spill. Under the OPA, parties responsible for offshore facilities must provide financial assurance of at least $35 million to address oil spills and associated damages. In certain limited circumstances, that amount may be increased to $150 million. As indicated earlier, the Fund has not been required to make any such showing to the MMS as the operator is responsible for such compliance. However, notwithstanding the operator's responsibility for compliance, in the event of an oil spill, the Fund, along with the operator and other working interest owners, could be liable under the OPA for the resulting environmental damage.

         Federal Water Pollution Act/Clean Water Act. Generally, the Clean Water Act imposes liability for the unauthorized discharge of petroleum products into the surface and coastal U.S. waters except in strict conformance with discharge permits issued by the federal (or state if applicable) agency. Regulations governing water discharges also impose other requirements, such as the obligation to prepare spill response plans. Again, the Fund's operators are responsible for compliance with the Clean Water Act although it may be liable for any failure of the operator to do so.

         Federal Clean Air Act. The Federal Clean Air Act restricts the emission of certain air pollutants. Prior to constructing new facilities, permits may be required before work can commence and existing facilities may be required to incur additional capital costs to add equipment to ensure and maintain compliance. As a result, the Fund's operations may be required to incur additional costs to comply with the Clean Air Act.

          Other Environmental Laws. In addition to the above, the Fund's operations may be subject to the Resource Conservation and Recovery Act, which regulates the generation, transportation, treatment, storage, disposal and cleanup of certain "hazardous wastes", as well as the Comprehensive Environmental Response, Compensation and Liability Act which imposes join and several liability without regard to fault or legality of conduct on classes of persons who are considered responsible for the release of a "hazardous substance" into the environment.

         The above represents a brief outline of the major environmental laws that may apply to the Fund's operations. The Fund believes that its operators are in compliance with each of these environmental laws and the regulations promulgated there under.

POTENTIAL TAX BENEFITS

         The following discussion is a summary of the primary tax benefits of ownership of a membership interest in the Fund and does not include all possible tax benefits or other tax implications of such ownership.


         DEDUCTION OF INTANGIBLE DRILLING AND DEVELOPMENT COSTS

         Section 263(c) authorizes an election by the Fund to deduct as expenses intangible drilling and development costs incurred in connection with oil and gas properties at the time such costs are incurred in accordance with the Fund's method of accounting, provided that the costs are not more than would be incurred in an arm's length transaction with an unrelated drilling contractor. Such costs include, for example, amounts paid for labor, fuel, wages, repairs, supplies and hauling necessary to the drilling of the well and preparation of the well for production. Generally, this election applies to items that in themselves do not have salvage value. Alternatively, each Investor may elect to capitalize his or her share of the intangible drilling and development costs and amortize them ratably over a 60-month period.

         The Fund may enter into "Carried Interest" arrangements whereby the Fund would purchase interests in certain leases and agree to pay a disproportionate part of the costs of drilling the first well thereon. In such situations, the party who is paying more than his share of costs of drilling may not deduct all of such costs as intangible drilling and development costs unless his percentage of ownership of the lease is not reduced before he has recovered from the first production of the well an amount equal to the cost he incurred in drilling, completing, equipping and operating the well. The Fund may not have this right in certain of the transactions of this type in which it may engage. If circumstances permit, however, the Fund will adopt the position that all of the intangible drilling and development costs incurred are deductible (even though such costs may be disproportionate to its ownership of the lease) on the basis that such arrangements constitute partnerships for federal income tax purposes and that the excess intangible drilling and development costs are specifically allocable to the Fund. There can be no assurance that this position would prevail against challenge by the Internal Revenue Service.

         In the case of a shareholder who constitutes an "integrated oil company," 30% of the amount otherwise allowable as a deduction for intangible drilling costs under Section 263(c) must be capitalized and deducted ratably over a 60-month period beginning with the month the costs are paid or incurred. This provision does not apply to nonproductive wells. For this purpose, an "integrated oil company" is generally defined as an individual or entity with retail sales of oil and gas aggregating more than $5 million and refining more than 50,000 barrels per day for the taxable year.

         To the extent that drilling and development services that were performed for the Fund in 2005, amounts incurred pursuant to bona fide arm's-length drilling contracts and constituting intangible drilling and development costs were deductible by the Fund in 2005. To the extent that such services are performed in 2006, however, the Fund will only be allowed to deduct for the year 2006 amounts that are:

     o incurred pursuant to bona fide arm's-length drilling contracts which provide for absolute noncontingent liability for payment, and

     o    attributable to wells spud within 90 days after December 31, 2005.

Sections 461(h)(1) and 461(i)(2) provide, in relevant part:

          ...in determining whether an amount has been incurred with respect to any item during any taxable year, the all events tests shall not be treated as met any earlier than when economic performance with respect to such item occurs.

*     *     *

          ...economic performance with respect to the act of drilling an oil or gas well shall be treated as having occurred within a taxable year if drilling of the well commences before the close of the 90th day after the close of a taxable year.

         The clear implication of these provisions is that an amount incurred during a taxable year for drilling or completion services which could otherwise be accrued for tax purposes will not be disqualified as a deduction merely because the services are performed during the subsequent taxable year (provided that the services commence within the first 90 days of such subsequent year).

         Consequently, intangible drilling and development costs meeting the above criteria were deducted by the Fund in 2005 even though a portion of such costs are attributable to services performed during 2006.

         Each shareholder, however, may deduct his share of amounts paid in 2005 for services performed in 2006 only to the extent of his "cash basis" in the Fund as of the end of 2005. For this purpose, a taxpayer's "cash basis" in a tax shelter which is taxable as a partnership (such as the Fund) is the taxpayer's basis in the Fund determined without regard to any amount borrowed by the taxpayer with respect to the Fund which (a) is arranged by the Fund or by any person who participated in the organization, sale or management of the Fund (or any person related to such person within the meaning of Section 461(b)(3)(c)), or (b) is secured by any asset of the Fund. Inasmuch as "cash basis" excludes borrowing arranged by an extremely broad group of persons who could be "related" to a person who "participated" in the organization, sale or management of the Fund, it is not possible to express an opinion as to whether each Investor will be allowed to deduct his allocable share of any prepaid drilling expenses to the extent that they exceed his actual cash investment in the Fund.

DEPLETION DEDUCTIONS

         Subject to the limitations discussed hereafter, the shareholders will be entitled to deduct, as allowances for depletion under Section 611 of the tax code, their share of percentage or cost depletion, whichever is greater, for each oil and gas producing property owned by the Fund.

         Cost depletion is computed by dividing the basis of the property by the estimated recoverable reserves to obtain a unit cost, then multiplying the unit cost by the number of units sold in the current year. Cost depletion cannot exceed the adjusted basis of the property to which it relates. Thus, cost depletion deductions are limited to the capitalized cost of the property, while percentage depletion may be taken as long as the property is producing income. The depletion allowance for oil and gas production will be computed separately by each shareholder and not by the Fund. The Fund will allocate to each shareholder his proportionate share of production and the adjusted basis of each Fund property. Each shareholder must keep records of his share of the adjusted basis and any depletion taken on the property and use his adjusted basis in the computation of gain or loss on the disposition of the property by the Fund.

         Percentage depletion with respect to production of oil and gas is available only to those qualifying for the independent producer's exemption, and is limited to an average of 1,000 barrels per day of domestic oil production or 6,000,000 cubic feet per day of domestic gas production. The applicable rate of percentage depletion on production under the independent producer exemption is 15% of gross income from oil and gas sales. The depletion deduction under the independent producer exemption may not exceed 65% of the taxpayer's taxable income for the year, computed without regard to certain deductions. Any percentage depletion not allowed as a deduction due to the 65% of adjusted taxable income limitation may be carried over to subsequent years subject to the same annual limitation. For a shareholder that is a trust, the 65% limitation shall be computed without deduction for distributions to beneficiaries during the taxable year.

         The determination of whether a shareholder will qualify for the independent producer exemption will be made at the shareholder level. A shareholder who qualifies for the exemption, but whose average daily production exceeds the maximum number of barrels on which percentage depletion can be computed for that year, will have to allocate his exemption proportionately among all of the properties in which he has an interest, including those owned by the Fund. In the event percentage depletion is not available, the shareholder would be entitled to utilize cost depletion as discussed above.

         The independent producer exemption is not available to a taxpayer who refines more than 50,000 barrels of oil on any one day in a taxable year or who directly or through a related person sells oil or gas or any product derived therefrom (i) through a retail outlet operated by him or a related person or
(ii) to any person who occupies a retail outlet which is owned and controlled by the taxpayer or a related person. In general, a related person is defined by
Section 613A of the Code as a corporation, partnership, estate, or trust in which the taxpayer has a 5% or greater interest. For the purpose of applying this provision: (i) bulk sales of oil or oil and gas to commercial or industrial users are excluded from the definition of retail sales; (ii) if the taxpayer or a related person does not export any domestic oil or gas production during the taxable year or the immediately preceding year, retail sales outside the U.S. are not deemed to be disqualifying sales; and (iii) if the taxpayer's combined receipts from disqualifying sales do not exceed $5,000,000 for the taxable year of all retail outlets taken into account for the purpose of applying this restriction, such taxpayer will not be deemed a "retailer."

         DEPRECIATION
         ------------

         Costs of equipment, such as casing, tubing, tanks, pumping units, pipelines, production platforms and other types of tangible property and equipment generally cannot be deducted currently, but may be eligible for accelerated cost recovery. All or part of the depreciation claimed may be subsequently recaptured upon disposition of the property by the Fund or of a share by any shareholder.

         In addition, the Code provides for certain uniform capitalization rules which could result in the capitalization rather than deduction of Fund management fee and administration costs.

REPORTS TO SHAREHOLDERS

         The Fund does not anticipate providing annual reports to shareholders but will make available upon request and free of charge copies of the Fund's periodic reports to the Commission on Form 10-K and on Form 10-Q.

AVAILABLE INFORMATION

         Upon acceptance by the Commission, the Fund is registered under Section 12(g) of the Securities Exchange Act and must comply with, among other things, the periodic reporting requirements of Section 13(a) of the Act. As a result, the Fund will prepare and file annual reports with the Commission on Form 10-K, quarterly reports on Form 10-Q and, from time to time, current reports on Form 8-K.

WHERE YOU CAN GET MORE INFORMATION

         The Fund will be filing annual, quarterly and current reports and certain other information with the Securities and Exchange Commission. You may read and copy any documents the Fund files at the Commission's public reference room at 100 F Street, NE, Washington D.C. 20549. You may obtain information on the operation at the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. A copy of any such filings will be provided free of charge to any shareholder upon written request to the Fund at its business address 947 Linwood Avenue, Ridgewood, New Jersey 07450, ATTN: General Counsel.

ITEM 1A. RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained in this registration statement. This registration statement contains forward-looking statements that involve risks and uncertainties. The Fund's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause these differences include those discussed below as well as those discussed elsewhere in this registration statement.

         THE FUND'S INVESTMENT ACTIVITIES MAY RESULT IN UNSUCCESSFUL PROJECTS.
         ---------------------------------------------------------------------

         Notwithstanding the best efforts of the Manager in selecting projects, there is always significant risk that despite contrary indications, a project will not have commercially productive oil or natural gas reservoirs. In other words, the well may be a dry-hole. The successful acquisition of producing properties requires assessment of reserves, seismic and other engineering information, future commodity prices, operating costs and potential environmental liabilities. The Fund's assessment of these factors may not be successful.

         THE FUND'S EXPLORATION AND PRODUCTION ACTIVITIES ARE SUBJECT TO RISKS THAT IT CANNOT CONTROL AND IT MAY HAVE INSUFFICIENT INSURANCE TO COVER THESE RISKS. TO THE EXTENT THE FUND IS NOT COVERED BY INSURANCE, IT COULD INCUR LOSSES AND LIABILITIES WHICH COULD REDUCE REVENUES, INCREASE COSTS OR ELIMINATE DOLLARS AVAILABLE FOR FUTURE EXPLORATION AND DEVELOPMENT PROGRAMS.
----------------------------------------------------------

         Costs of drilling, completing and operating wells are often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including:

     o    Fires, explosions, blowouts and cratering
     o    Equipment failures, casing collapse, pipe and cement failures
     o    Marine risks such as capsizing or collisions
     o    Adverse weather conditions, including hurricanes
     o    Shortages or delays in the delivery of equipment
     o    Acts of terrorism
     o    Environmental hazards
     o    Pipeline ruptures and discharge of toxic gases

         Many of the above-mentioned risks could result in damage to life and/or property or cause sustained interruption of production. In accordance with customary industry practice, the Fund maintains insurance against some, but not all, of these risks. Insurance to cover certain of these risks may be prohibitively expensive or unavailable, particularly with respect to acts of terrorism. Additionally, insurance coverage may not be sufficient to cover certain catastrophic events.

         In addition, it is significantly less costly for insurance to be acquired and maintained by the Manager as a package that covers all of the natural gas and oil projects under its management. The majority of these projects are owned by other entities under its management. As a result, given insurance limits, if significant damage occurs to other projects owned by other investment vehicles managed by the Manager in any given year, the amount of insurance available to cover any damage to the Fund's projects could be significantly reduced.

         THE FUND'S RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN AND MAY BE
         ----------------------------------------------------------------
INACCURATE AND IF SO, MAY ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY.
-------------------------------------------------------------------------

         There are many uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Estimates of reserves by necessity are projections based on engineering and geological data, including but not limited to volumetrics, reservoir size, reservoir characteristics, the projection of future rates of production and the timing of future expenditures. The accuracy of any reserve estimate is a function of the amount and quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers normally vary and may not be accurate. Development of our reserves may not occur as scheduled and the actual results may not be as estimated.

         In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such reserve and cost estimate upward or downward. Accordingly, reserve estimates are often different, sometimes materially, from the quantities ultimately recovered. The Manager reviews the reserve estimates provided by the operators of properties in which we participate and may retain independent reserve engineers to review such reserve estimates and/or conduct an independent review, as appropriate. Future performance that deviates significantly from reserve estimates could have a material effect (positive or negative) on our operations, business and prospects, as well as on the amounts of such reserves.

         Moreover, the Fund's estimated or proved oil and natural gas reserves and the estimated future net revenues from such reserves will be based upon various assumptions, including available geological, geophysical, engineering and production data. The process also requires certain economic assumptions such as oil and gas prices, drilling and operating expenses, capital expenditures, and availability of funds. As a result, the Fund is required to make assumptions and judgments, all of which can be wrong or inaccurate. Thus, these estimates are inherently imprecise and the quality and reliability of this information can vary, perhaps significantly, from actual results.

     THE PRICES THAT THE FUND MAY RECEIVE FOR ITS OIL OR NATURAL GAS ARE HIGHLY
     --------------------------------------------------------------------------
VOLATILE AND UNPREDICTABLE.
---------------------------

         The Fund's revenue, profitability and cash flow are highly dependent on the prices of oil and gas. Historically, the markets for crude oil and natural gas have been extremely volatile, and they are likely to continue to be volatile in the future. This volatility is caused by numerous factors and market conditions. Therefore, it is impossible to predict the future price of crude oil and natural gas with any certainty. Low commodity prices could have an adverse affect on our future profitability and, in such an event, we may be required by accounting rules to write down the carrying value of our projects.

         The Fund has not engaged in any price risk management programs or hedges to date and does not anticipate engaging in those types of transactions in the future.

         THE AVAILABILITY AND COST OF NEEDED EQUIPMENT MAY ADVERSELY AFFECT THE
         ----------------------------------------------------------------------
FUND'S PROFITABILITY AND OPERATIONS.
------------------------------------

         As a result of the increase in natural gas and oil prices, drilling activity in the Gulf of Mexico has increased significantly. Drilling rigs and other equipment have become harder to obtain and more costly to acquire, especially in light of weather occurrences, such as the recent hurricanes, which have occurred in the Gulf of Mexico. These circumstances could have a negative impact on the Fund's operations.

         THE FUND HAS A LIMITED ABILITY TO INVEST IN MANY PROJECTS.
         ----------------------------------------------------------

         The capital raised by the Fund in its private placement is more than likely all the capital it will be able to obtain for investments in Projects. Given its structure, obtaining traditional financing from public markets is unlikely and it is not practical to assume the Fund can raise additional funds through a supplemental offering or through debt financing. As a result, it has little, if any, ability to grow its business beyond its current Projects or through investing its available cash in new projects. In any event, the number of Projects in which the Fund can invest will naturally be limited and each unsuccessful project the Fund experiences, if any, will not only reduce its ability to generate revenue, but also exhaust its limited supply of capital.

         THE FUND MAY INCUR COSTS TO COMPLY WITH THE MANY ENVIRONMENTAL AND
         ------------------------------------------------------------------
OTHER GOVERNMENTAL REGULATIONS THAT APPLY TO ITS OPERATIONS.
------------------------------------------------------------

         The oil and gas industry, in general, and offshore activities, in particular, are subject to numerous governmental laws and regulations which may affect the ongoing and future operational decisions and financial results of the Fund. United States legislation affecting the oil and gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations which, among other things, require permits for the drilling of wells, impose construction, abandonment and remediation requirements, prevent the waste of natural gas and liquid hydrocarbons through restrictions on flaring, require drilling bonds and regulate environmental and safety matters. Additionally, governmental regulations may also impact the demand for oil and gas, which could adversely affect the price at which oil and gas is sold. The regulatory burden on the oil and gas industry increases its cost of doing business and, subsequently, affects its profitability. Finally, as additional legislation or amendments may be enacted in the future, the Fund is unable to predict the ultimate cost of compliance.

         THE FUND RELIES ON THIRD PARTIES TO OPERATE, MANAGE AND MAINTAIN ITS
         --------------------------------------------------------------------
PROJECTS OVER WHICH IT HAS LIMITED CONTROL.
-------------------------------------------

         Neither the Fund nor the Manager currently own or have any plans to acquire drilling or production equipment nor does the Fund or Manager maintain a staff of technical employees required for on-site drilling operations. Therefore, the Fund must rely on unrelated third party operators to oversee and/or perform all drilling, completion and ongoing maintenance and production activities for the projects in which it participates. As such, the Fund has little or no control over the day-to-day operations of these projects. However, the Fund has acquired and will continue to seek projects, to the extent of its available capital, in which the operators have significant resources, are experienced in offshore operations and have a long term presence and track record of success in the Gulf of Mexico.

     THE FUND OWNS PROJECTS JOINTLY WITH OTHER COMPANIES OVER WHOM IT HAS NO
     -----------------------------------------------------------------------
CONTROL AND WHO MAY INFLUENCE THE MANNER IN WHICH THE PROJECT IS OPERATED.
--------------------------------------------------------------------------

         The Fund participates in projects as a working interest owner along with other unrelated third party entities, including the operator. While the Manager may monitor and participate in decisions affecting exploration and development of the leases or wells in which the Fund participates, other decisions with respect to lease exploration and development activities may be controlled by the other participants and could be unfavorable to the Fund. Finally, the Fund could be held liable for the joint activity obligations or tortuous actions of the operator or other working interest owners. If our co-participants fail to pay their portion of the drilling and completion or ongoing maintenance costs for any well, the project may lack sufficient funds to perform such work. As a result, the Fund, as well as the remaining working interest owners, may be required to pay such additional sums in order to complete drilling or development of the project.

         THE FUND FACES COMPETITION.
         --------------------------

         As mentioned above, as a small natural gas and oil producer, the Fund faces competition in all aspects of its business. Many of its competitors are large, well-established companies that have significantly larger staffs and have greater capital resources. These companies may be able to pay more for a project or sustain losses for a longer period of time than the Fund.

         THE FUND MAINTAINS A SALVAGE FUND.
         ---------------------------------

         As mentioned above, the Fund will create a salvage fund to cover certain anticipated salvage costs associated with our projects. There is no assurance that the salvage fund will have sufficient assets to meet these requirements, and the Fund may be liable for its percentage share of unfunded expenses in excess of the salvage fund.

RISKS RELATED TO THE NATURE OF OUR SHARES.
-----------------------------------------

         THE FUND'S SHARES HAVE SEVERE RESTRICTIONS ON TRANSFERABILITY AND
         -----------------------------------------------------------------
LIQUIDITY.
----------

         The Fund's shares are illiquid investments. There is currently no market for these shares. Because there will be a limited number of persons who purchase shares and because there are significant restrictions on the transferability of such shares under the LLC Agreement and under applicable federal and state securities laws, it is expected that no public market will develop. Moreover, neither the Fund nor the Manager will provide any market for the shares. Shareholders are generally prohibited from selling or transferring their shares except in the circumstances permitted under the LLC Agreement and applicable law, and all such sales or transfers require the Fund's consent, which it may withhold in its sole discretion. Accordingly, shareholders have no assurance that an investment can be transferred and must be prepared to bear the economic risk of the investment indefinitely.

         SHAREHOLDERS CAN NOT PARTICIPATE IN OUR MANAGEMENT OR OPERATIONS.
         ----------------------------------------------------------------

         Shareholders have no right, power or authority to participate in the Fund's management or decision making or in the management of its projects. The Manager has the exclusive right to manage, control and operate the Fund's affairs and business and to make all decisions relating to its operation.

         THE FUND'S ASSETS WILL BE ILLIQUID.
         ----------------------------------

         The Fund's interest in projects will be illiquid. It does not anticipate selling any interests in the projects, or any part thereof. Even if it elected to sell, it is likely that there will be little or no market for these assets. However, if the Fund were to attempt to sell any such interest, a successful sale would depend upon, among other things, the operating history and prospects for the well or interest being sold, proven oil and gas reserves, the number of potential purchasers and the economics of any bids made by them and the current economics of the oil and gas market. In addition, any such sale may result in adverse tax consequences to the shareholders. The Manager has full discretion to determine whether any project, or any partial interest, should be sold. Shareholders have no ability to override the decision of the Manager. Consequently, shareholders will depend on the Manager for the decision to sell all or a portion of a project, or retain it, for the benefit of the shareholders.

         THE FUND INDEMNIFIES ITS OFFICERS, AS WELL AS THE MANAGER AND ITS
         -----------------------------------------------------------------
EMPLOYEES, FOR CERTAIN ACTIONS TAKEN ON ITS BEHALF.
---------------------------------------------------

         The LLC Agreement provides that the Fund's officers and agents, the Manager, the affiliates of the Manager and their respective directors, officers and agents when acting on behalf of the Manager or its affiliates on the Fund's behalf, will be indemnified and held harmless by the shareholders from any and all claims rising out of the Fund's management, except for claims arising out of bad faith, gross negligence or willful misconduct or a breach of the LLC Agreement. Therefore, the Fund may have difficulty sustaining an action against the Manager, or its affiliates and their officers based on breach of fiduciary responsibility or other obligations to the shareholders.

         THE MANAGER WILL RECEIVE A MANAGEMENT FEE REGARDLESS OF THE FUND'S
         ------------------------------------------------------------------
PROFITABILITY AND, ADDITIONALLY, CASH DISTRIBUTIONS.
----------------------------------------------------

         The Manager is entitled to receive an annual management fee from the Fund regardless of whether the Fund is profitable in that year. The annual fee is equal to 2.5% of total capital contributed by shareholders.

         In addition to its annual management fee, the Manager, as compensation for its management services, will receive 15% of our cash distributions to shareholders although it has not contributed any cash to the Fund. Accordingly, shareholders contribute all of the cash utilized for the Fund's investments and activities. If the Fund's projects are unsuccessful, the shareholders lose 100% of their investment while the Manager, not having contributed any capital, will lose nothing.

         Inherent in these fee and compensation arrangements is the possibility of conflicts between the Fund's interests and the best interests of the Manager. The Manager may have incentive to act in its best interests rather than in our best interest by taking actions designed to increase its fees but with significant risk to the Fund. Any such conflict of interests will be addressed by the Manager as described subsequently. See, Conflicts of Interest.

         None of the compensation to be received by the Manager has been derived as a result of arm's length negotiations.

         SHAREHOLDERS HAVE LIMITED ACCESS TO INFORMATION.
         -----------------------------------------------

         Delaware law permits Delaware limited liability companies to restrict access to certain information provided that such restricted access is set forth in the LLC Agreement. The Fund's LLC Agreement contains provisions that limit shareholder access to certain sensitive or confidential information such as trade secrets, agreements or confidential or proprietary information. Moreover, shareholder access to information regarding other shareholders is likewise limited and the Fund may refuse to give shareholder information, such as name and address of other shareholders, which could make it difficult for a shareholder to contact other shareholders. Nevertheless, shareholders do have access to tax, other financial information or any other reasonable information regarding Fund operations.

         CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY BE LESS THAN ANTICIPATED
         ----------------------------------------------------------------------
OR ESTIMATED.
-------------

         Distributions depend primarily on available cash from oil and gas operations. At times, distributions may be delayed to repay the principal and interest on Fund borrowings, if any, or to fund other costs, although the Fund does not anticipate such borrowings. The Fund's taxable income will be taxable to the shareholders in the year earned, even if cash is not distributed.

         THE MANAGER HAS CONFLICTS OF INTEREST IN ITS MANAGEMENT OF OUR
         --------------------------------------------------------------
OPERATIONS.
-----------

         Shareholders will not be involved in the management of the Fund's operations. Accordingly, they must rely on the Manager's judgment in such matters. Inherent with the exercise of its judgment, the Manager will be faced with conflicts of interest. While neither the Fund nor the Manager have specific procedures in place in the event of any such conflicting responsibilities, the Manager recognizes that it has fiduciary duties to the Fund in connection with its position and responsibilities as Manager and it intends to abide by such fiduciary responsibilities in performing its duties. Therefore, the Manager and its affiliates will attempt, in good faith, to resolve all conflicts of interest in a fair and equitable manner with respect to all persons affected by any such conflicts of interest. The Manager is not liable to the Fund for how conflicts of interest are resolved unless it has acted in bad faith, or engaged in gross negligence or willful misconduct.

TAX RISKS ASSOCIATED WITH AN INVESTMENT IN SHARES.
--------------------------------------------------

         The Fund is organized as a Delaware limited liability company and the Manager intends to qualify the Fund as a partnership for federal tax purposes. The principal tax risks to shareholders are that:
     o The Fund may recognize income taxable to the shareholders but may not distribute enough cash to cover the income taxes on the Fund's taxable income.
     o The allocation of Fund items of income, gain, loss, and deduction may not be respected for federal income tax purposes.
     o All or a portion of the Fund's expenses could be considered either investment expenses (which would be deductible by a shareholder only to the extent the aggregate of such expenses exceeded 2% of such shareholder's adjusted gross income) or as nondeductible items that must be capitalized.
     o All or a substantial portion of the Fund's income could be deemed to constitute unrelated business taxable income, such that tax-exempt shareholders could be subject to tax on their respective portions of such income.
     o If any of the Fund income is deemed to be unrelated business taxable income, a shareholder that is a Charitable Remainder Trust could have all of its income from any source deemed to be taxable.
     o All or a portion of the losses, if any, allocated to the shareholders will be "passive losses" and thus deductible by the shareholder only to the extent of passive income.
     o The shareholders could have capital losses in excess of the amount that is allowable as a deduction in a particular year.

         Although the Fund has obtained an opinion of counsel regarding the matters described in the preceding paragraph, it will not obtain a ruling from the Internal Revenue Service, or the Service, as to any aspect of the Fund's tax status. The tax consequences of investing in the Fund could be altered at any time by legislative, judicial, or administrative action.

         The Internal Revenue Service may audit the Fund's tax returns. Any audit issues will be resolved at the Fund level by the Manager. If adjustments are made by the Service, corresponding adjustments will be required to be made to the federal income tax returns of the shareholders, which may require payment of additional taxes, interest, and penalties. An audit of the Fund's tax return may result in the examination and audit of a shareholder's return that otherwise might not have occurred, and such audit may result in adjustments to items in the shareholder's return that are unrelated to the Fund operations.
Each shareholder bears the expenses associated with an audit of that shareholder's return.

         In the event that an audit of the Fund by the Internal Revenue Service results in adjustments to the tax liability of a shareholder, such shareholder will be subject to interest on the underpayment and may be subject to substantial penalties. In addition, a number of substantial penalties could potentially be asserted by the Internal Revenue Service on any such deficiencies.

         There can be no assurance that any deductions, credits or other tax consequences will be available. In addition, no assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would significantly change the statements herein. In some instances, these changes could have substantial effect on the tax aspects of the Fund. Any future legislative changes may or may not be retroactive with respect to transactions prior to the effective date of such changes. Bills have been introduced in Congress in the past and may be introduced in the future which, if enacted, would adversely affect some of the tax consequences of the Fund.

ITEM 2. FINANCIAL INFORMATION

A. SELECTED FINANCIAL DATA. The following table summarizes certain of the Fund's selected financial data for the period ending December 31, 2005. The information summarized below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Fund's audited Financial Statements and related Notes.


----------------------------------------------------------------------------------------------------------
                                                                                           August 16, 2005
                                                                                        (Inception) through
                                                                                         December 31, 2005
----------------------------------------------------------------------------------------------------------
Statement of Operations Data:
----------------------------------------------------------------------------------------------------------
Revenues (1)                                                                              $            -
----------------------------------------------------------------------------------------------------------
Loss from operations                                                                         (15,085,808)
----------------------------------------------------------------------------------------------------------
Net loss                                                                                     (14,631,195)
----------------------------------------------------------------------------------------------------------
Net loss per share                                                                              ($17,310)
----------------------------------------------------------------------------------------------------------
Number of shares outstanding                                                                     831.0577
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                              December 31, 2005
----------------------------------------------------------------------------------------------------------
Balance Sheet Data:
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                  $   86,240,180
----------------------------------------------------------------------------------------------------------
Other current assets                                                                              243,837
----------------------------------------------------------------------------------------------------------
Unproved Properties                                                                            10,785,330
----------------------------------------------------------------------------------------------------------
Total assets                                                                                   97,269,347
----------------------------------------------------------------------------------------------------------
Total current liabilities                                                                       5,906,976
----------------------------------------------------------------------------------------------------------
Total members' capital                                                                         91,362,371
----------------------------------------------------------------------------------------------------------
Total liabilities and members' capital                                                        $97,269,347
----------------------------------------------------------------------------------------------------------



(1) See B. Operating Revenues.

B. Management's Discussion and Analysis of Financial Condition and Results of
-----------------------------------------------------------------------------
Operations
----------

Overview of Our Business

         The Fund is a small independent natural gas and oil producer. Its primary investment objective is to generate cash flow for distribution to its shareholders through participation in oil and natural gas exploration and development projects in the Gulf of Mexico. The Fund began its operations by offering Shares in a private offering on September 6, 2005. As a result of such offering, it raised capital of $123.1 million through the sale of 831.0577 shares of LLC membership interests. After the payment of $19.6 million in offering fees, commissions and investment fees to Ridgewood Energy Corporation and affiliates, and broker-dealers, the Fund retained approximately $103.5 million available for investment. Since its inception in August of 2005, the Fund has acquired an interest in two offshore blocks in the Main Pass area of the Gulf of Mexico. Chevron is the partner on and operator of both projects. The Main Pass 221 well was determined to be commercially non-productive in April 2006 and the dry-hole costs related to this property were expensed in the accompanying statement of operations. The Main Pass 30 well is half way to its target depth and results should be available in May 2006.

         The Manager performs certain duties for the Fund including the evaluation of potential projects for investment and ongoing administrative and management services associated with these projects. The Fund does not currently, nor is there any plan to, operate any project in which it participates. The Manager enters into operating agreements with third-party outside operators for the management of all exploration, development and producing operations, as appropriate. As compensation for the performance of these duties, the Manager is paid a one-time investment fee for the evaluation of projects for the Fund and, thereafter, an annual management fee for ongoing administrative and management duties as well as reimbursement of expenses. The Manager also participates in distributions as additional compensation for its administrative and management services. See also Item 1, Business.

         The following review of operations for the period ended December 31, 2005 should be read in conjunction with our financial statements and the notes thereto beginning on page F-1.

Results of Operations

         During 2005 the Fund had a loss from operations of $15,085,808.

         Operating Revenues

         During 2005 the Fund did not record any operating revenues and, as a result, is considered an exploratory stage enterprise. The Fund anticipates results from its current exploratory project during the second quarter of 2006.

Operating and Other Expenses

         Dry-hole costs.

Dry-hole costs are those costs incurred to drill and develop a well that is ultimately found to be incapable of producing either natural gas or oil in sufficient quantities to justify completion of the well. In 2005, dry hole costs of $8,808,702 were recorded related to the Main Pass 221 project.

         General and Administrative Expenses.

         General and administrative expenses for the period ended December 31, 2005 were as follows:


              -----------------------------------------------------------------------------------------------
                                                                                             2005
              -----------------------------------------------------------------------------------------------
              Investment fees                                                                     $5,566,583
              -----------------------------------------------------------------------------------------------
              Management fees                                                                        602,913
              -----------------------------------------------------------------------------------------------
              Accounting and legal fees                                                               75,000
              -----------------------------------------------------------------------------------------------
              Insurance                                                                               26,351
              -----------------------------------------------------------------------------------------------
              Other general and administrative expenses                                                6,259
              -----------------------------------------------------------------------------------------------
                                                                                                  $6,277,106
              -----------------------------------------------------------------------------------------------

         The Manager was paid a one time investment fee of 4.5% of initial capital contributions. This investment fee was payable as compensation for the Manager's services for investigating and evaluating investment opportunities and effecting transactions when the capital contribution was made. For 2005, investment fees were $5,566,583 of which $1,574,598 was included as due to affiliates.

         Management fees are charged to cover those on-going expenses associated with overhead, including payroll and benefits for employees of the Manager, rent and other administrative costs incurred by the Manager for its on-going management and administrative services. For such services, the Manager receives an annual management fee, payable monthly, of 2.5% of total capital contributions. For 2005, a management fee of $602,913 was incurred and paid.

         Accounting, legal fees and insurance expenses represent those costs specifically identifiable or allocable to the Fund. Insurance expense represents premiums related to the directors and officers liability policy and is allocated by the Manager to the Fund based on capital raised by the Fund to total capital raised by all oil and gas funds managed.

Other Income

     Other income, comprised solely of interest income, of $454,613 in 2005 represents interest earned on money market accounts.

Capital Resources and Liquidity

         The primary sources of the Fund's cash during the period from inception through December 31, 2005 included the initial net cash contribution of $103.5 million obtained from the private offering and $0.5 million generated from interest income. Primary cash outflow included funds used for operations of approximately $4.3 million and exploration and development expenditures of approximately $19.6 million. The Fund had a cash balance of $86.2 million on December 31, 2005.

The following table reflects inception-to-date actual sources and uses of the Fund's cash:

                    -------------------------------------------------------------------------------------
                    Sources and Uses of Cash (In Millions)
                    -------------------------------------------------------------------------------------
                    Initial private placement (1)                                                 $123.1
                    -------------------------------------------------------------------------------------
                    Fees (2)                                                                      (19.6)
                    -------------------------------------------------------------------------------------
                    Net                                                                            103.5
                    -------------------------------------------------------------------------------------
                    Revenues                                                                           -
                    -------------------------------------------------------------------------------------
                    Interest income                                                                  0.5
                    -------------------------------------------------------------------------------------
                    Total Available Cash                                                           104.0
                    -------------------------------------------------------------------------------------

                    -------------------------------------------------------------------------------------
                    Exploration and development expenditures                                      (19.6)
                    -------------------------------------------------------------------------------------
                    Management fee                                                                 (0.6)
                    -------------------------------------------------------------------------------------
                    Expenses (LOE, G&A, etc.)                                                      (0.1)
                    -------------------------------------------------------------------------------------
                    Net payable                                                                    (2.5)
                    -------------------------------------------------------------------------------------
                         Cash and cash equivalents                                                  86.2
                    -------------------------------------------------------------------------------------
                    Salvage Fund                                                                   (1.0)
                    -------------------------------------------------------------------------------------
                    Funds for future project development                                          (66.3)
                    -------------------------------------------------------------------------------------
                    Available uninvested capital at December 31, 2005                              $18.9
                    -------------------------------------------------------------------------------------

               (1)  Includes subscription receivable of $3.0 million.
               (2) Includes syndication costs of $14.1 million and one-time investment fee paid to the Manager of $5.6 million.

     In 2005, the Fund expended $4.3 million from operating activities. Operating cash flows for 2005 represents the payment of investment fees, management fees, and other general and administrative expenses. Operating cash flows are being favorably impacted by the timing of the investment fees payable of $1.6 million outstanding at December 31, 2005 which was subsequently paid in January 2006.

     Net investing cash outflows for capital expenditures were $19.6 million in 2005. In 2005 we invested $10.8 million in exploratory drilling costs related to the Main Pass 30 and $8.8 million in dry-hole costs related to Main Pass 221.

     We will deposit $1 million from capital contributions into a salvage fund which we estimate will be sufficient to meet our share of the anticipated costs in the dismantling of production facilities, the plugging and abandonment of wells and the removing of any equipment in accordance with applicable federal and state laws and regulations. The Fund deposited $1 million into the salvage fund during the first quarter of 2006.

     Cash provided by financing activities in 2005 totaled $110.1 million. In 2005, we generated cash contributions from shareholders of $120.1 million net of syndication costs paid of $10.0 million.

     Exploration and Development Expenditures

     The table below sets out exploration and development capital expenditures for the period ending December 31, 2005 along with estimated budgeted amounts for future periods:

----------------------------------------------------------------------------------------------------------------
Expenditure Category                                           Actual (2)      Budgett(1)     (2) Budget (1)
----------------------------------------------------------------------------------------------------------------
                                                                 2005            2006              2007
----------------------------------------------------------------------------------------------------------------
Capital
----------------------------------------------------------------------------------------------------------------
Exploration
----------------------------------------------------------------------------------------------------------------
   Leasehold Acquisition Costs                               $ 5,392,665       $         -       $         -
----------------------------------------------------------------------------------------------------------------
   Exploratory Drilling Costs                                  5,392,665        10,000,000
----------------------------------------------------------------------------------------------------------------
Total Exploration                                             10,785,330                 -                 -
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Development                                                            -           -                       -
----------------------------------------------------------------------------------------------------------------
   Developmental Drilling & Facilities Costs                           -        25,000,000        23,820,000
----------------------------------------------------------------------------------------------------------------
Total Development                                                      -        25,000,000        31,320,000
----------------------------------------------------------------------------------------------------------------
Total Exploration & Development Costs                         10,785,330        35,000,000        23,820,000
----------------------------------------------------------------------------------------------------------------
Dry-hole costs (3)                                             8,808,702         7,436,300
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Total Exploration, Development and Dry Hole Costs            $19,594,032       $42,436,300       $23,820,000
----------------------------------------------------------------------------------------------------------------


(1) Budget amounts assume that the wells are commercially successful. If any of the budgeted exploratory projects are unsuccessful, budgeted development capital will be reallocated to one or more new unspecified projects.
(2)  From Inception - August 16, 2005.
(3)  Main Pass 221.

         In spite of the number and intensity of storms and resulting damage in the Gulf of Mexico in 2005, the Fund has been fortunate that neither one of its wells, Main Pass 30 or Main Pass 221 was drilling at the time of the Hurricanes.

 Off-Balance Sheet Arrangements

         The Fund has no off-balance sheet arrangements as of December 31, 2005 and does not anticipate the use of such arrangements in the future.

Contractual Obligations

         We have no known contractual obligations at December 31, 2005.

C. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Fund does not have, or use, any derivative instruments nor does it have any plans to enter into such derivatives. The Fund will generally invest cash equivalents in high-quality credit instruments consisting primarily of money market funds, Bankers acceptance notes and government agency securities with maturities of 90 days or less. The Fund does not expect any material loss from cash equivalents and therefore believes that its potential interest rate exposure is not material. The Fund has no plan to conduct any international activities and therefore believes it is not subject to foreign currency risk.

         The principal market risks to which the Fund is exposed that may adversely impact the Fund's results of operations and financial position are changes in oil and gas prices.

         Revenue to the Fund will be sensitive to changes in price to be received for oil and gas production. Prevailing market prices fluctuate in response to many factors that are outside of the Fund's control such as the supply and demand for oil and gas. Availability of alternative fuels as well as seasonal risks such as hurricanes can also impact the supply and demand.

         High oil and gas prices have resulted in a strong demand for and a tight supply of drilling rigs necessary to drill new wells. The increased cost in daily rig rates could have a negative impact on the return to investors in the Fund. The shortage of drilling rigs could delay the employment of capital to such projects and thus delay revenue from operations.

         Wells drilled may not have commercially productive oil and gas reservoirs. In such an event, the Funds' revenue, future results of operations and financial condition would be adversely impacted.

ITEM 3. PROPERTIES

         The chart below is a summary of the Fund's investments detailing the drilling risk and the actual dollars in millions spent on each well.

----------------------------------------------------------------------------------------------------------------------------------
       Lease Block            Working          Operator        Offshore Location in     Target       Drilling       Total Spent
                             Interest                             Gulf of Mexico         Depth       Risk (a)       12/31/05 (b)
                                                                                                    (Millions)       (Millions)
----------------------------------------------------------------------------------------------------------------------------------
Drilling
----------------------------------------------------------------------------------------------------------------------------------
Main Pass 30                    45%            Chevron               Alabama            12,500'            $10.8             $10.8
----------------------------------------------------------------------------------------------------------------------------------
Dry-hole (c)
----------------------------------------------------------------------------------------------------------------------------------
Main Pass 221                   35%            Chevron               Alabama            22,000'            $16.2             $16.2
----------------------------------------------------------------------------------------------------------------------------------

(a) Drilling risk represents the estimated dry-hole costs, leasehold costs or sunk costs including promote for project participation per AFE's adjusted for current operating conditions (i.e. projected cost overruns, increased drilling rates, etc).
(b) Total spent on producing properties includes development money, i.e. completion and facilities costs on wells that are deemed commercially productive.
(c) Dry-hole costs represent wells that have been drilled but do not have commercially productive oil and/or gas reservoirs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to beneficial ownership of the shares as of December 31, 2005 (no person owns more than 5% of the shares)by:

         - each executive officer (there are no directors); and

         - all of the executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 831.0577 shares outstanding at December 31, 2005. Other than the above, no officer and director owns any of the Fund's shares.

                                                          Number of
Name of beneficial owner                                  shares      Percent
------------------------                                  ------      -------
Robert E. Swanson (1), President and Chief
    Executive Officer..............................         3            *
Executive officers as a group (1)..................         3            *

--------------
 * Represents less than one percent.
(1) - Includes shares owned by the spouse of Mr. Swanson.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

         The Fund has engaged Ridgewood Energy Corporation (Ridgewood Energy) as Manager. Ridgewood Energy was founded in 1982 and, as Manager, has very broad authority, including the election of executive officers.

         Executive officers of Ridgewood Energy and the Fund and their ages at December 31, 2005 are as follows:


-------------------------------------------------------------------------------------------------
Name, Age and Position with Registrant                                 Officer Since*
-------------------------------------------------------------------------------------------------
Robert E. Swanson, 58                                                  Since 1982*
President and Chief Executive Officer
-------------------------------------------------------------------------------------------------
W. Greg Tabor, 45                                                      Since January 2004
Executive Vice President and Director of Business Development
-------------------------------------------------------------------------------------------------
Robert L. Gold, 46                                                     Since 1987
Executive Vice President
-------------------------------------------------------------------------------------------------
Kathleen P. McSherry, 40                                               Since 2000
Senior Vice President and Chief Financial Officer
-------------------------------------------------------------------------------------------------
Daniel V. Gulino, 45                                                   Since 2003
Senior Vice President and General Counsel
-------------------------------------------------------------------------------------------------
Mary Lou Olin, 51                                                      Since 1982*
Vice President and Secretary
-------------------------------------------------------------------------------------------------

*Each officer has served as an executive officer of the Fund since its inception.

Set forth below is the name of, and certain biographical information regarding the executive officers of Ridgewood Energy and the Fund:

Robert E. Swanson has served as the President, Chief Executive Officer and sole director of Ridgewood Energy since its inception and sole stockholder of Ridgewood Energy since its inception. Mr. Swanson is also the controlling member of Ridgewood Power and Ridgewood Capital, affiliates of Ridgewood Energy. Mr. Swanson has been President and registered principal of Ridgewood Securities and has served as the Chairman of the Board of Ridgewood Capital since its organization in 1998. Mr. Swanson is a member of the New York State and New Jersey bars, the Association of the Bar of the City of New York and the New York State Bar Association. He is a graduate of Amherst College and Fordham University Law School.

Greg Tabor has served as the Executive Vice President and Director of Business Development for Ridgewood Energy since January 2004. Mr. Tabor was senior business development manager for El Paso Production Company from December 2001 to December 2003. From April 2000 to December 2001, Mr. Tabor was Vice President, Business Development for Madison Energy Advisors. Mr. Tabor is a graduate of the University of Houston.

Robert L. Gold has served as the Executive Vice President of Ridgewood Energy since 1987. Mr. Gold is also Executive Vice President of Ridgewood Power. Mr Gold has also served as the President and Chief Executive Officer of Ridgewood Capital since its inception in 1998. Mr. Gold is a member of the New York bar. He is a graduate of Colgate University and New York University School of Law.

Kathleen P. McSherry has served as the Senior Vice President and Chief Financial Officer of Ridgewood Energy since 2000. Ms. McSherry has been employed by Ridgewood Energy since 1987, first as the Assistant Controller and then as the Controller before being promoted to CFO in 2000. Ms. McSherry also serves as Vice President of Systems and Administration of Ridgewood Power. Ms. McSherry holds a Bachelor of Science degree in Accounting.

Daniel V. Gulino has served as Senior Vice President and General Counsel of Ridgewood Energy since August 2003. Mr. Gulino also serves as Senior Vice President and General Counsel of Ridgewood Power Management, Ridgewood Power, and Ridgewood Capital and has done so since 2000. Mr. Gulino is a member of the New Jersey State bar and the Pennsylvania State bar. He is a graduate of Fairleigh Dickinson University and Rutgers School of Law.

Mary Lou Olin has served as the Vice President and Secretary of Ridgewood Energy since its inception. Ms. Olin has been a Vice President of Ridgewood Power Management and Ridgewood Capital Management, LLC since their inception. Ms. Olin has a Bachelor of Arts degree from Queens College.

ITEM 6. EXECUTIVE COMPENSATION

         None of the executive officers receive compensation from the Fund. The Manager, or its affiliates, compensates the officers without additional payments by the Fund. See Item 7 for more information regarding Manager compensation and payments to affiliated entities.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the sale of Shares in 2005, Ridgewood Securities Corporation, an affiliate of the Manager, earned $1,398,337 as a placement agent fee and for commissions. The Manager earned $5,566,583 in 2005 as an investment fee for the services of investigating and evaluating projects for future investment. The Manager was paid $4,345,556 to cover legal and syndication fees for the organization, distribution and offering expenses.

         The Manager receives an annual management fee equal to 2.5% of total capital contributions, payable monthly, for general and administrative and management services supplied to us. In 2005, the Fund paid management fees totaling $602,913. Additionally, when distributions are made, the Manager is entitled to a portion of funds distributed to shareholders.

         Profits and losses are allocated in accordance with the LLC operating agreement. In general, profits and losses in any year are allocated 85% to shareholders and 15% to the Manager. The primary exception to this treatment is that all items of expense, loss, deduction and credit attributable to the expenditure of shareholders' capital contributions are allocated 99% to shareholders and 1% to the Manager.

ITEM 8. LEGAL PROCEEDINGS

         None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         There is currently no established public trading market for the shares of membership interest of the Fund. The Fund is not currently offering or proposing to offer any shares for sale to the public. There are no outstanding options or warrants to purchase, or securities convertible into shares and the Fund does not have any equity-based compensation plans. The shares are restricted as to resale. Shareholders wishing to transfer shares should also consider the applicability of state securities laws. The shares have not been registered under the Securities Act, or under any other similar law of any state (except for certain registrations that do not permit free resale) in reliance upon what the Fund believes to be exemptions from the registration requirements contained therein. Because the shares have not been registered, they are "restricted securities" as defined in Rule 144 under the 1933 Act.

         As of the date of this filing, there were approximately 1,308 holders of Fund shares.

         To date, the Fund has not declared or paid cash dividends to the Fund shareholders. Ridgewood Energy Corporation, the Manager, may distribute dividends from available cash from operations as defined in the Fund LLC operating agreement.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         During the period from September 6, 2005 until December 31, 2005, the Fund issued an aggregate of 831.0577 shares for gross proceeds of $123.1 million. All sales of unregistered securities relied on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. All of the sales were made without the use of an underwriter. All purchasers of shares represented and warranted to the Fund that they were accredited investors as defined in Rule 501(a) under the Securities Act and that the shares were being purchased for investment and not for resale.

         From the amount raised, $14,078,901 was disbursed for commissions and legal syndication fees. Additionally, $5,566,583 was paid as an investment fee to Ridgewood Energy Corporation, the Manager, for the investigation and evaluation of investment property prospects. Remaining funds are expected to be used for exploration and development activities of oil and gas properties as well as the operation of the Fund.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

  The shares to be registered hereunder are shares of membership interest in the Fund, which is a limited liability company. The following is a summary of certain provisions of the LLC operating agreement.

         CONTROL OF LLC OPERATIONS

         The powers vested in the Manager under the LLC operating agreement are broad. The Manager has full, exclusive and complete discretion in the management and control of the affairs of the Fund and shareholders have no power to take part in the management of, or to bind, the Fund.

         The Fund's officers are appointed by the Manager and may be removed by it at any time. Additionally, the Manager may authorize any sale, lease, pledge or other transfer of substantially all of a Fund's assets without a vote of the shareholders.

         AMENDMENTS AND VOTING RIGHTS

         The Manager may amend the LLC operating agreement without notice to or approval of the holders of shares for the following purposes:

          o    to cure ambiguities or errors;
          o to equitably resolve issues arising under the LLC operating agreement so long as similarly situated shareholders are not treated materially differently;
          o to comply with law; to make other changes that will not materially and adversely affect any shareholder's interest;
          o to maintain the federal income tax status of the Fund or any shareholder, as long as no shareholder's liability is materially increased; or
          o to make modifications to the computation of items affecting the shareholders' capital accounts to comply with the Internal Revenue Code or to reflect the creation of an additional class or series of shares and the terms thereof.

         Other amendments to the LLC operating agreement may be proposed either by the Manager or by Fund shareholders. A vote on the proposal may be made by either by calling a meeting of the shareholders or by soliciting written consents. Proposed amendments require the approval of shareholders who hold of record at least a majority of the total shares on the record date for the action, given at a meeting of shareholders or by written consents. Any amendment requiring shareholder action (other than an amendment to allow the Fund to be taxed other than as a partnership) may not increase any shareholder's liability, change the capital contributions required of him or her or his or her rights in interest in the Fund's profits, losses, deductions, credits, revenues or distributions in more than a de minimis matter, or change his or her rights on dissolution or any voting rights without the shareholder's consent. Any amendment that changes the Manager's management rights requires its consent. Generally, shareholders have no right to vote on matters not involving an amendment to the LLC operating agreement or the removal of the Manager. However, if any other matter does require a vote of shareholders, it must be approved by shareholders who own of record at least a majority of the total shares, or if a different vote is required by law, each shareholder will have voting rights equal to his or her total shares for purposes of determining the number of votes cast or not cast.

         For all purposes, a majority of the shares is a majority of the issued and outstanding shares, including those owned, if any, by the Manager or its affiliates. A majority of the shares voted is insufficient if it is less than a majority of the outstanding shares.

         The consent of all holders of shares is required for dissolving or terminating the Fund, other than as provided by the LLC operating agreement; or adding a new Manager except as described below.

         PARTICIPATION IN COSTS AND REVENUES

   Available cash determines what amounts in cash the Fund will be able to distribute in cash to shareholders. There are two types of available cash:

          o "available cash from dispositions" is total cash received by the Fund from the proceeds of the sale or other disposition of the Fund's Property (including items such as insurance proceeds, refinancing proceeds, condemnation proceeds and other amounts received out of the ordinary course of business), but excluding dispositions of temporary investments of the Fund; and

          o    "available cash from operations" is all other available cash.

Available Cash from Dispositions and Available Cash from Operations are defined in the LLC operating agreement and are not defined by and are not the same as similar concepts under generally accepted accounting principles.

There is no fixed requirement to distribute available cash. Instead, available cash will be distributed to shareholders to the extent, and at such times, as the Fund believes is advisable. Once the amount and timing of a distribution is determined, it shall be made to shareholders as described below.

         DISTRIBUTIONS FROM OPERATIONS

         At various times during a calendar year, the Fund will determine whether there is enough available cash from operations for a distribution to shareholders. The amount of available cash from operations determined to be available, if any, will be distributed to the shareholders. At all times, the Manager will be entitled to 15% and shareholders will be entitled to 85% of the available cash from operations distributed.

         DISTRIBUTIONS OF AVAILABLE CASH FROM DISPOSITIONS

         Available cash from dispositions that the Fund decides to distribute will be paid as follows:

o before shareholders have received total distributions (including distributions from available cash from operations and available cash from dispositions) equal to their capital contributions, 99% of available cash from dispositions will be distributed to shareholders and 1% to the Manager; and

o after shareholders have received total distributions (including available cash from operations and available cash from dispositions) equal to their capital contributions, 85% of available cash from dispositions will be distributed to shareholders and 15% to the Manager.

         GENERAL DISTRIBUTION PROVISIONS

         Distributions to shareholders under the foregoing provisions will be apportioned among them in proportion to their ownership of shareholder shares. The Manager has the sole discretion to determine the amount and frequency of any distributions. However, distributions may not be made selectively to one shareholder or group of shareholders, but must be made ratably to all shareholders entitled to that type of distribution at that time. The Manager in its discretion nevertheless may credit select persons with a portion of its compensation from the Fund or distributions otherwise payable to the Manager.

         RETURN OF CAPITAL CONTRIBUTIONS

         If the Fund for any reason at any time does not find it necessary or appropriate to retain or expend all capital contributions, it may, in its sole discretion, return any or all of such excess capital contributions ratably to shareholders. A return of capital contributions is not treated as a distribution. The Fund and the Manager will not be required to return any fees deducted from the original capital contribution or any costs and expenses incurred and paid by the Fund. The shareholders will be notified of the source of the payment. Any such return of capital will decrease the shareholders' capital contributions.

         VOLUNTARY ADDITIONAL CAPITAL CONTRIBUTIONS AND SUPPLEMENTAL OFFERING OF SHARES

         The LLC operating agreement does not provide for any mandatory assessments of capital from shareholders. This means that the Fund cannot require any shareholder to contribute more money after such shareholder completes his subscription and pays his initial capital contributions.

         If voluntary additional capital contributions are requested by the Fund to fund additional well activities, the Manager will do so through a supplemental offering of shares in the Fund. The LLC operating agreement provides the Manager with discretion in determining the nature, scope, amount and terms of such supplemental offering.

     A shareholder who elects to not participate in any supplemental offering of shares and does not provide additional capital contributions for such additional well activities will have no interest in such additional well activities, but will retain his interest in the projects in which the Fund has already invested. The failure of a shareholder to participate in a supplemental offering may have a dilutive effect on such shareholder's investment.

         REMOVAL OF MANAGER

         Shareholders may propose the removal of the Manager, either by calling a meeting or soliciting consents in accordance with the terms of the LLC operating agreement. Removal of the Manager requires the affirmative vote of shareholders who are holders of record of at least a majority of the total shareholder shares. Removal of a Manager causes us to terminate the Fund's operations and dissolve the Fund unless a majority of the shareholder shares elects to continue operations. The shareholders may replace the removed Manager or fill a vacancy by vote of shareholders who hold of record a majority of the total shareholder shares.

         If the Manager is removed, resigns (other than voluntarily without cause) or is unable to serve, it may elect to exchange its management rights and rights to distributions, if any, for a series of cash payments from the Fund in amounts equal to the amounts of distributions to which the Manager would otherwise have been entitled under the LLC operating agreement in respect of investments made by the Fund prior to the date of any such removal, resignation or other incapacity. The removed Manager would continue to receive its pro rata share of all allocations to shareholders as provided in the LLC operating agreement which are attributable to any shareholder shares owned by it.

         Alternatively, the removed Manager may elect to engage a qualified independent appraiser and cause the Fund to engage another qualified independent appraiser (at the Fund's expense in each case) to value the Fund property as of the date of such removal, resignation or other incapacity as if the property had been sold at its fair market value so as to include all unrealized gains and losses. If the two appraisers cannot agree on a value, they would appoint a third independent appraiser (whose cost would be borne by the Fund) whose determination, made on the same basis, would be final and binding.

         Based on the appraisal, the Fund would make allocations to the removed Manager's capital account of profits, losses and other items resulting from the appraisal as of the date of such removal, resignation or other incapacity as if the Fund's fiscal year had ended, solely for the purpose of determining the Manager's capital account. If the removed Manager has a positive capital account after such allocation, the Fund would deliver a promissory note of the Fund to the Manager, the principal amount of which would be equal to the Manager's capital account and which would bear interest at a rate per annum equal to the prime rate in effect at Chase Manhattan Bank, N.A. on the date of removal, resignation or other incapacity, with interest payable annually and unpaid principal payable only from 25% of any available cash before any distributions thereof are made to the shareholders under the LLC operating agreement.

         If the capital account of the removed Manager has a negative balance after such allocation, it would be obligated to contribute to the capital of the Fund in its sole discretion either cash in an amount equal to the negative balance in its capital account or a promissory note to the Fund in such principal amount maturing five years after the date of such removal, resignation or other incapacity, bearing interest at the rate specified above. If the removed Manager chose to elect the appraisal alternative, its entire interest in the Fund would be terminated other than the right to receive the promissory note and payments thereunder as provided above.

         DISSOLUTION OF FUND

         The Fund will dissolve and terminate its operations on the earliest to occur of (a) December 31, 2040, (b) the sale of substantially all of the Fund's Property, (c) the removal, dissolution, resignation, insolvency, bankruptcy, death or other legal incapacity or disqualification of the Manager, (d) the vote of either all shareholders or of the Manager and shareholders who own at least a majority of the shareholder shares of record or (e) any other event requiring dissolution by law. The Fund will wind up its business after dissolution unless
(i) the Manager and shareholders who own at least a majority of the shareholder shares of record or (ii) if there is no Manager, shareholders who own at least a majority of the shareholder shares of record, elect to continue the Fund. The Manager (or in the absence thereof, a liquidating trustee chosen by the shareholders) will liquidate the Fund's assets if it is not continued.

         TRANSFERABILITY OF INTERESTS

         No shareholder may assign or transfer all or any part of his or her interest in the Fund and no transferee will be deemed a substituted shareholder or be entitled to exercise or receive any of the rights, powers or benefits of a shareholder other than the right to receive distributions attributable to the transferred interest unless (i) such transferee has been approved and accepted by the Fund, in its sole and absolute discretion, as a substituted shareholder, and (ii) certain other requirements set forth in the Fund's LLC operating agreement (including receipt of an opinion of counsel that the transfer does not have adverse effects under the securities laws and the Investment Company Act of
1940) have been satisfied.

         The Manager may not resign except for cause (which cause does not include the fact or determination that continued service would be unprofitable to it) and may not transfer its interest in the Fund except to pledge it as security for a loan to the Manager if the pledge does not reduce cash flow distributable to other shareholders.

         LIABILITY

         Assuming compliance with the LLC operating agreement and applicable formative and qualifying requirements in Delaware and any other jurisdiction in which the Fund conducts its business, a shareholder will not be personally liable under Delaware law for any obligations of the Fund, except to the extent of any unpaid capital contributions, except for the amount of any wrongful distributions that render the Fund insolvent and except for indemnification liabilities arising from any misrepresentation made by him or her to the Fund when purchasing shares.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware Limited Liability Company Act permits a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

         The Fund's LLC Operating Agreement provides that each managing person (which includes the Manager and the Fund's officers, agents, consultants and affiliates and their directors, trustees, officers, agents and affiliates when acting on behalf of the Fund) will be indemnified and held harmless to the full extent of the Fund's assets (and to the maximum extent permitted by applicable law) from any loss or damage incurred by the managing person, including any amounts paid in settlement of any claims incurred in connection with the Fund or in connection with claims by the Fund, in the right of the Fund or by or in right of any shareholder, due to any act or omission performed or omitted by the managing person, if the managing person, in good faith, determined that such course of conduct was in the Fund's best interest and the course of conduct did not constitute bad faith, gross negligence or willful misconduct by such managing person.

         The Fund's LLC Operating Agreement provides that the Fund will not indemnify any managing person for liability imposed or expenses incurred in connection with any claim arising out of an alleged violation of any federal or state securities laws, unless the claim is successfully adjudicated on the merits in favor of the managing person, dismissed with prejudice on the merits, or subject to a court approved settlement.

         The Manager has full and complete discretion to authorize indemnification of any managing person consistent with the requirements of the LLC Operating Agreement at any time, regardless of whether a claim is pending or threatened and regardless of any conflict of interest between the Manager and the Fund that may arise in regard to the decision to indemnify a managing person.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         See "Item 15. Financial Statements and Exhibits".

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Index to Financial Statements:

Report of Independent Registered Public Accounting Firm...........   F-1
Balance Sheet.....................................................   F-2
Statement of Operations...........................................   F-3
Statement of Changes in Members' Capital..........................   F-4
Statement of Cash Flows...........................................   F-5
Notes to financial statements.....................................   F6-10
Supplemental Information About Oil and Gas Producing
     Activities (Unaudited).......................................   F-11

         (b) Exhibits:

EXHIBIT
NUMBER    TITLE OF EXHIBIT
------    ----------------

3.1 Articles of Formation of Ridgewood Energy Q Fund, LLC dated August 16, 2005 and filed with the Secretary of State of the State of Delaware on August 16, 2005

3.2 Limited Liability Company Agreement between Ridgewood Energy Corporation and Investors of Ridgewood Energy Q Fund, LLC dated September 6, 2005 Private Offering Memorandum, dated September 6, 2005.

3.3      Private Offering Memorandum, dated September 6, 2005

10.1 Exploration Participation Agreement between Chevron U.S.A., Inc. and Ridgewood Energy Corporation as Manager for Main Pass 30.

10.2 Offshore Operating Agreement between Chevron U.S.A., Inc. and Ridgewood Energy Q Fund, LLC dated November 30, 2006 covering Main Pass Block 30.

10.3 Exploration Participation Agreement between Chevron U.S.A., Inc. and Ridgewood Energy Corporation as Manager for Main Pass 221.

10.4 Offshore Operating Agreement between Chevron U.S.A., Inc., Newfield Exploration Company and Ridgewood Energy Corporation, Manager Ridgewood Energy Q Fund, LLC effective October 1, 2005 covering Main Pass Block 221; Main Pass Block 222.



SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 21, 2006                     RIDGEWOOD ENERGY Q FUND, LLC

                                          By:     /s/ ROBERT E. SWANSON
                                          -------------------------------------
                                          Name:  Robert E. Swanson
                                          Title: President and Chief Executive
                                                 Officer

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Manager
Ridgewood Energy Q Fund, LLC

We have audited the accompanying balance sheet of Ridgewood Energy Q Fund, LLC ("Fund"), an exploratory stage enterprise, as of December 31, 2005, and the related statements of operations and comprehensive income (loss), changes in members' capital, and cash flows for the period August 16, 2005 (inception) through December 31, 2005. These financial statements are the responsibility of the manager of the Fund. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2005, and the results of its operations and its cash flows for the period August 16, 2005 (inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.


/s/ Perelson Weiner LLP

Perelson Weiner LLP
New York, New York
March 9, 2006, except for Note 10,
the date of which is April 11, 2006

                              RIDGEWOOD ENERGY Q FUND, LLC
                           (An exploratory stage enterprise)
                                  BALANCE SHEET

                                                                                            December 31, 2005
                                                                                            -----------------
                                     ASSETS
Current assets:
        Cash and cash equivalents                                                            $  86,240,180
        Interest receivable                                                                        206,946
        Prepaid expenses                                                                            36,891
                                                                                             -------------

               Total current assets                                                             86,484,017
                                                                                             -------------

Oil and gas properties
        Unproved properties                                                                     10,785,330
                                                                                             -------------


               Total assets                                                                  $  97,269,347
                                                                                             =============

                            LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
        Due to affiliates (Note 6)                                                           $   3,179,982
        Accrued expenses payable                                                                 2,726,994
                                                                                             -------------

               Total current liabilities                                                         5,906,976
                                                                                             -------------

Commitments and contingencies (Note 8)

Members' capital:
        Manager:
               Deficit accumulated during the exploratory stage                                   (245,785)
                                                                                             -------------

        Shareholders:
               Capital contributions (1,335 shares authorized;  831.0577 shares
                  issued and outstanding)                                                      123,111,639
               Subscriptions receivable                                                         (3,039,172)
               Syndication costs                                                               (14,078,901)
               Deficit accumulated during the exploratory stage                                (14,385,410)
                                                                                             -------------

               Shareholders' total                                                              91,608,156
                                                                                             -------------

               Total members' capital                                                           91,362,371
                                                                                             -------------

               Total liabilities and members' capital                                        $  97,269,347
                                                                                             =============



   The accompanying notes are an integral part of these financial statements.

                          RIDGEWOOD ENERGY Q FUND, LLC
                        (An exploratory stage enterprise)
                             STATEMENT OF OPERATIONS



                                                                                     For the period
                                                                                     August 16, 2005
                                                                                       (Inception)
                                                                                         through
                                                                                    December 31, 2005
                                                                                    -----------------
Expenses
        Dry-hole costs                                                                 $  8,808,702
        Investment fees (Note 6)                                                          5,566,583
        Management fees (Note 6)                                                            602,913
        Accounting and legal fees                                                            75,000
        Insurance                                                                            26,351
        Other general and administrative expenses                                             6,259
                                                                                       ------------

                   Total expenses                                                        15,085,808
                                                                                       ------------

                   Loss from operations                                                 (15,085,808)

Other income
        Interest income                                                                     454,613
                                                                                       ------------

                   Net loss                                                            $(14,631,195)
                                                                                       ============


                   Manager - Net loss                                                  $   (245,785)

                   Shareholders - Net loss                                             $(14,385,410)
                   Net loss per share                                                  $    (17,310)


   The accompanying notes are an integral part of these financial statements.

                          RIDGEWOOD ENERGY Q FUND, LLC
                        (An exploratory stage enterprise)
                    STATEMENT OF CHANGES IN MEMBERS' CAPITAL

      FOR THE PERIOD AUGUST 16, 2005 (INCEPTION) THROUGH DECEMBER 31, 2005

                                                                 Manager           Shareholders             Total
                                                                 -------           ------------             -----
Balances, August 16, 2005 (Inception)                         $          --        $          --        $          --

Shareholders' capital contributions, net of subscription
     receivable - 831.0577 shares                                        --          120,072,467          120,072,467
Syndication costs (including offering fee of $4,345,556
   to the Manager and selling commissions and placement
   fees of $193,400 and $1,204,937, respectively, to
   Ridgewood Securities Corp. - Note 6)                                  --          (14,078,901)         (14,078,901)
Deficit accumulated during the exploratory stage                   (245,785)         (14,385,410)         (14,631,195)
                                                              -------------        -------------        -------------

Balances, December 31, 2005                                   $    (245,785)       $  91,608,156        $  91,362,371
                                                              =============        =============        =============





   The accompanying notes are an integral part of these financial statements.

                          RIDGEWOOD ENERGY Q FUND, LLC
                        (An exploratory stage enterprise)
                             STATEMENT OF CASH FLOWS

                                                                                         For the period
                                                                                         August 16, 2005
                                                                                       (Inception) through
                                                                                        December 31, 2005
                                                                                        -----------------
Cash flows from operating activities
      Net loss                                                                            $ (14,631,195)
      Adjustments to reconcile net loss to net cash used
         in operating activities
          Dry-hole costs                                                                      8,808,702
          Changes in assets and liabilities
               Increase in interest receivable                                                 (206,946)
               Increase in prepaid expenses                                                     (36,891)
               Increase in due to affiliates                                                  1,573,132
               Increase in accrued expenses payable                                             211,282
                                                                                          -------------

               Net cash used in operating activities                                         (4,281,916)
                                                                                          -------------

Cash flows from investing activities
      Capital expenditures for oil and gas properties                                       (19,594,032)
                                                                                          -------------

          Net cash used in investing activities                                             (19,594,032)
                                                                                          -------------

Cash flows from financing activities
      Contributions from shareholders                                                       123,111,639
      Subscriptions receivable                                                               (3,039,172)
      Syndication costs paid                                                                 (9,956,339)
                                                                                          -------------

          Net cash provided by financing activities                                         110,116,128
                                                                                          -------------

               Net increase in cash and cash equivalents                                     86,240,180

               Cash and cash equivalents, August 16, 2005                                            --
                                                                                          -------------

               Cash and cash equivalents, December 31, 2005                               $  86,240,180
                                                                                          =============


The accompanying notes are an integral part of these financial statements.

                          RIDGEWOOD ENERGY Q FUND, LLC
                        (An exploratory stage enterprise)
                      NOTES TO AUDITED FINANCIAL STATEMENTS

1. Organization and Purpose

The Ridgewood Energy Q Fund, LLC ("Fund"), a Delaware limited liability company, was formed on August 16, 2005 and operates pursuant to a limited liability company agreement ("Agreement") dated as of September 6, 2005 by and among Ridgewood Energy Corporation ("Manager"), and the shareholders of the Fund.

The Fund was organized to acquire, drill, construct and develop natural gas and oil properties located in the United States offshore waters of Texas and Louisiana in the Gulf of Mexico. The Fund has devoted most of its efforts to raising capital and oil and gas exploration activities. To date, the Fund has not earned revenue from these operations and is considered in the exploratory stage.

The Manager performs (or arranges for the performance of) the management and administrative services required for Fund operations. Such services include, without limitation, the administration of shareholder accounts, shareholder relations and the preparation, review and dissemination of tax and other financial information. In addition, the Manager provides office space, equipment and facilities and other services necessary for Fund operations. The Manager also engages and manages the contractual relations with outside custodians, depositories, accountants, attorneys, broker dealers, corporate fiduciaries, insurers, banks and others as required (Notes 2, 5 and 6).

2. Summary of Significant Accounting Policies

     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Manager reviews its estimates, including those related to amounts advanced to and billed by operators, determination of proved reserves, impairment allowances and environmental liabilities. Actual results may differ from those estimates.

     Oil and gas properties

Investments in oil and gas properties are operated by unaffiliated entities ("Operators") who are responsible for drilling, administering and producing activities pursuant to the terms of the applicable Operating Agreements with working interest owners. The Fund's portion of exploration, drilling, operating and capital equipment expenditures relating to the wells are advanced and billed by Operators through authorization for expenditures.

The successful efforts method of accounting for oil and gas producing activities is followed. Acquisition costs are capitalized when incurred. Other oil and gas exploration costs, excluding the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending the determination of whether the wells have discovered proved commercial reserves. If proved commercial reserves have not been found, exploratory drilling costs are expensed. Costs to develop proved reserves, including the costs of all development wells and related facilities and equipment used in the production of natural gas and crude oil, are capitalized. Expenditures for ongoing repairs and maintenance of producing properties are expensed as incurred.

Upon the sale or retirement of a proved property (i.e. a producing well), the cost and related accumulated depletion and amortization will be eliminated from the property accounts, and the resultant gain or loss will be recognized. On the sale or retirement of an unproved property, gain or loss on the sale will be recognized, taking into consideration the amount of any recorded impairment if the property had been assessed for impairment. It is not the Manager's intention to sell any of the Fund's property interests. Capitalized acquisition costs of producing oil and gas properties after recognizing estimated salvage values will be depleted by the unit-of-production method.

     Revenue Recognition

Oil and gas sales will be recognized when delivery is made by the Operator to the purchaser and title is transferred, i.e., production has been delivered to a pipeline or transport vehicle. The Fund has not earned revenue for the period August 16, 2005 (inception) through December 31, 2005.

The volume of gas sold on the Fund's behalf may differ from the volume of gas the Fund is entitled to. The Fund will account for such gas production imbalances by the entitlements method. Under the entitlements method, the Fund will recognize a receivable from other working interest owners for volumes oversold by other working interest owners, and a payable to other working interest owners for volumes oversold by the Fund. For the period August 16, 2005 (inception) through December 31, 2005, there were no gas-balancing arrangements between the Fund and other working interest owners.

     Interest Income

Interest income is recognized when earned.

     Syndication Costs

Costs associated with offering the Fund's shares including professional fees, selling expenses and administrative costs payable to the Manager, an affiliate of the Manager and outside brokers are reflected as a reduction of shareholders' capital.

     Asset Retirement Obligations

For proved oil and gas properties, there are obligations to perform removal and remediation activities when the properties are retired. The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations", effective for years beginning after December 15, 2002. SFAS No. 143 requires the Fund to record a separate liability for the discounted present value of the Fund's asset retirement obligations, with an offsetting increase to the related oil and gas properties on the balance sheet. As of December 31, 2005 the Fund did not have proved oil and gas properties.

     Impairment of Long-Lived Assets

In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets", long-lived assets, such as oil and gas properties, are evaluated when events or changes in circumstances occur which indicate that an oil and gas asset's carrying value may not be recoverable. The determination of whether impairment has occurred is made by comparing the carrying value of the asset to the estimated future undiscounted cash flows attributable to the asset. The impairment loss recognized is the excess of the carrying value over the future discounted cash flows attributable to the asset or the estimated fair value of the asset. No impairment was recorded during 2005.

     Depletion and Amortization

Depletion and amortization of the cost of proved oil and gas properties are calculated using the units of production method. Proved developed reserves are used as the base for depleting the cost of successful exploratory drilling and development costs. The sum of proved developed and proved undeveloped reserves are used as the base for depleting (or amortizing) leasehold acquisition costs, the costs to acquire proved properties and platform and pipeline costs. As of December 31, 2005 the Fund did not have proved oil and gas reserves.

     Income Taxes

No provision is made for income taxes in the financial statements as the income or losses are passed through and included in the tax returns of the individual members.

     Cash and cash equivalents

All highly liquid investments with maturities when purchased of six months or less are considered as cash and cash equivalents. At times, bank deposits may be in excess of federal insured limits. As of December 31, 2005, bank balances exceeded federally insured limits by approximately $86 million. The Fund maintains bank deposits with high quality financial institutions to mitigate such risk.

     Income and Expense Allocation

Profits and losses are to be allocated 85 % to shareholders in proportion to their relative capital contributions and 15% to the Manager, except for items of expense, loss, deduction and credit attributable to the expenditure of shareholders' capital contributions which are allocated 99% to shareholders and 1% to the Manager.

3.       Recent Accounting Pronouncements

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (FIN 47). This interpretation clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity incurring the obligation. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Thus, the timing and/or method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability, rather than the timing of recognition of the liability, when sufficient information exists. FIN 47 is effective for calendar year-end entities no later than December 31, 2005. The application of FIN 47 did not have an impact on the Fund's financial position or results of operations.

 In April 2005, the FASB issued FASB Staff Position FAS 19-1, "Accounting for Suspended Well Costs." The Fund adopted FAS 19-1 during the third quarter of 2005 (Note 4). Leasehold acquisition and exploratory drilling costs are capitalized pending determination of whether the well has found proved reserves. Unproved properties are assessed on a quarterly basis for impairment of value by evaluating and monitoring if sufficient progress is made on assessing the reserves. Capitalized costs are expensed as dry-hole costs in the event that reserves are determined to be not proved. Dry-hole costs were $8,808,702 for the period August 16, 2005 (inception) through December 31, 2005.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", ("FIN 46") which changes the criteria by which one company includes another entity in its consolidated financial statements. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after December 31, 2003, and apply in the first fiscal period ending after March 15, 2004, for variable interest entities created prior to January 1, 2004. The Fund adopted the disclosure provisions of FIN 46 effective December 31, 2005, with no impact to the financial statements. In December 2003, the FASB issued a revision of FIN 46 ("FIN 46R") to clarify some of the provisions and to exempt certain entities from its requirements. The Fund implemented the full provisions of FIN 46R effective December 31, 2005, with no impact on the financial statements.

4.   Unproved Properties - Capitalized Exploratory Well Costs

The following table reflects the net changes in capitalized exploratory well costs for the year ended December 31, 2005.


                                                                    Main
                                                                   Pass 30
                                                                   -------

Balance - August 16, 2005 (Inception)                            $        --

Additions to capitalized exploratory well costs
  pending the determination of proved reserves                    10,785,330
                                                                 -----------

Balance - December 31, 2005                                      $10,785,330
                                                                 ===========

As of December 31, 2005, the Fund has no capitalized exploratory well costs greater than a year.

5.   Distributions

Distributions to shareholders are allocated in proportion to the number of shares held.

The Manager will determine whether Available Cash from Operations, as defined in the Fund's Operating Agreement, is to be distributed. Such distribution will be allocated 85% to the shareholders and 15% to the Manager.

Available Cash from Dispositions, as defined in the Fund's Operating Agreement, will be paid 99% to shareholders and 1% to the Manager until the shareholders have received total distributions equal to their capital contributions. After shareholders have received distributions equal to their capital contributions, 85% of Available Cash from Dispositions will be distributed to shareholders and 15% to the Manager.

There have been no distributions made by the Fund.

6.  Transactions with Manager and Affiliates

The Manager is paid an investment fee of 4.5% of initial capital contributions. Fees are payable for services of investigating and evaluating investment opportunities and effecting transactions when the capital contribution is made. For 2005, investment fees were $5,566,583 of which $1,574,598 was included in due to affiliates as of December 31, 2005.

A management agreement provides that the Manager render management, administrative and advisory services. For such services, the Manager receives an annual management fee, payable monthly, of 2.5% of total capital contributions. For 2005, a management fee of $602,913 was incurred and paid.

The Manager was paid an offering fee which approximated 3.5% of capital contributions to cover expenses incurred in the offer and sale of shares of the Fund. Such offering fee was included in syndication costs (Note 2). For 2005, offering fees were $4,345,556 of which $1,224,690 was included in due to affiliates as of December 31, 2005.

From time to time, short-term payables and receivables, which do not bear interest, arise from transactions with affiliates in the ordinary course of business. As of December 31, 2005, the Manager owed the Fund $1,466 for the overpayment of fees, which is netted against due to affiliates.

In 2005, Ridgewood Securities Corp., a registered broker dealer affiliated with the Manager, earned selling commissions and placement fees of $193,400 and $1,204,937, respectively, for shares sold of the Fund which are reflected in syndication costs (Note 2). As of December 31, 2005, $382,160 was included in due to affiliates.

The Fund co-invests with affiliated funds managed by the Manager to acquire and develop oil and gas projects.

7.  Fair Value of Financial Instruments

As of December 31, 2005, the carrying value of cash and cash equivalents, interest receivable and accrued expenses payable approximate fair value. Cash and cash equivalents principally consist of money market funds with a maturity of less than three months.

8.  Commitments and Contingencies

    Environmental Considerations

The exploration for and development of oil and gas involves the extraction, production and transportation of materials which, under certain conditions, can be hazardous or cause environmental pollution problems. The Manager and the Operators are continually taking action they believe appropriate to satisfy applicable federal, state and local environmental regulations and do not currently anticipate that compliance with federal, state and local environmental regulations will have a material adverse effect upon capital expenditures, earnings or the competitive position of the Fund in the oil and gas industry. However, due to the significant public and governmental interest in environmental matters related to those activities, the Manager cannot predict the effects of possible future legislation, rule changes, or governmental or private claims. As of December 31, 2005, there were no known environmental issues that required the Fund to record a liability.

     Insurance Coverage

The Fund is subject to all risks inherent in the exploration for and development of oil and gas. Insurance coverage as is customary for entities engaged in similar operations is maintained, but losses may occur from uninsurable risks or amounts in excess of existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact upon earnings and financial position.

9.  Subsequent Event

On April 11, 2006 the Main Pass 221 project was determined to be a dry-hole. Leasehold acquisition and drilling costs incurred through December 31, 2005 of $8,808,702 was reflected as dry-hole costs on the accompanying statement of operations.

Supplemental Information About Oil and Gas Producing Activities (Unaudited)
---------------------------------------------------------------------------

In accordance with Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities," this section provides supplemental information on oil and gas exploration and producing activities of the Fund. Tables I through III provide historical cost information pertaining to capitalized costs, costs incurred in exploration, property acquisitions and development, and results of operations. As of December 31, 2005, the Fund did not have any proved reserves to warrant additional disclosures.

The Fund is engaged solely in oil and gas activities, all of which are located in the United States offshore waters of Texas and Louisiana in the Gulf of Mexico.



                                                                                    December 31, 2005
                                                                                    -----------------
Leasehold acquisition costs                                                          $  5,392,665
Exploratory drilling costs                                                              5,392,665
                                                                                     ------------

   Unproved oil and gas properties                                                   $ 10,785,330
                                                                                     ============


Table II - Costs Incurred in Exploration, Property Acquisistions and Development

                                                                                    For the period
                                                                                    August 16, 2005
                                                                                  (Inception) through
                                                                                   December 31, 2005
                                                                                   -----------------

Dry-hole costs                                                                       $  8,808,702
Leasehold acquisition costs                                                             5,392,665
Exploratory drilling costs                                                              5,392,665
                                                                                     ------------

                                                                                     $ 19,594,032
                                                                                     ============

Table III - Results of Operations for Oil and Gas Producing Activities

                                                                                    For the period
                                                                                    August 16, 2005
                                                                                  (Inception) through
                                                                                   December 31, 2005
                                                                                   -----------------

Revenue                                                                              $         --

Dry-hole costs                                                                          8,808,702
                                                                                     ------------

Results of Operations for Oil and Gas Producing Activities                           $ (8,808,702)
                                                                                     ============